Exhibit 10.1

EXECUTION VERSION

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

CREDIT AGREEMENT

dated as of September 23, 2013

among

RENTECH NITROGEN HOLDINGS, INC.,

as Borrower,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

and the other Lenders, if any, which are or may become parties hereto,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

i

ARTICLE VI. EVENTS OF DEFAULT		51

6.01	Events of Default	51
6.02	Exercise of Remedies by Lenders	54
6.03	Blocker Sale	55

ARTICLE VII. ADMINISTRATIVE AGENT		56

7.01	Appointment and Authority	56
7.02	Rights as a Lender	56
7.03	Exculpatory Provisions	57
7.04	Reliance by Agent	57
7.05	Delegation of Duties	58
7.06	Resignation of Administrative Agent	58
7.07	Non-Reliance on Agents and Other Lenders	59
7.08	No Other Duties	59
7.09	Collateral	59
7.10	Administrative Agent May File Proofs of Claim	60

ARTICLE VIII. MISCELLANEOUS		61

8.01	Amendments, Etc	61
8.02	Notices; Effectiveness; Electronic Communications	62
8.03	No Waiver; Remedies	64
8.04	Costs and Expenses; Indemnification; Damage Waiver	65
8.05	Payments Set Aside	66
8.06	Assignments and Participations	67
8.07	Governing Law; Submission to Jurisdiction	69
8.08	Severability	71
8.09	Counterparts; Integration; Effectiveness; Electronic Execution; Securities Contract	71
8.10	Survival of Representations	71
8.11	Interest Rate Limitation	72
8.12	Confidentiality	72
8.13	No Advisory or Fiduciary Relationship	73
8.14	Right of Setoff	73
8.15	Judgment Currency	74
8.16	Headings Descriptive	74
8.17	USA PATRIOT Act Notice	74
8.18	Entire Agreement	74

ii

SCHEDULES

Schedule I		Lender Information
Schedule II		Subsidiaries of Borrower

EXHIBITS

Exhibit A	–	Form of Pledge Agreement
Exhibit B	–	Form of Control Agreement
Exhibit C	–	Form of Guaranty Agreement
Exhibit D	–	Form of Issuer Consent
Exhibit E	–	Form of Assignment and Assumption Agreement
Exhibit F	–	Form of Loan Notice

iii

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of September 23, 2013, among RENTECH NITROGEN HOLDINGS, INC., a Delaware corporation (“Borrower”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH and each other lender from time to time party hereto, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent.

Borrower has requested that Lenders provide a credit facility, and Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Act” has the meaning specified in Section 8.17.

“Administrative Agent” means Credit Suisse, Cayman Islands Branch, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address as set forth in Section 8.02, or such other address as Administrative Agent may from time to time notify to Borrower and Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that unless expressly stated otherwise, in no event will a reference to an “Affiliate” of Borrower be deemed to refer to Issuer and in no event will a reference to an “Affiliate” of Issuer be deemed to refer to Borrower.

“Agents” means Administrative Agent and Calculation Agent, and “Agent” means any of such Persons.

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $100,000,000.

“Aggregated Person” means, with respect to Borrower, any Person with whom Borrower is required to aggregate Borrower’s sale of any Underlying Equity under Rule 144, other than any Lender Party and other than any pledgee or purchaser with whom aggregation would not be required pursuant to Rule 144(e)(3)(ii).

“Agreement” means this Credit Agreement.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Announcement Date” means (a) in the case of a Merger Event, the date of the first public announcement of a firm intention to engage in a transaction (whether or not subsequently amended) that leads to the Merger Event; and (b) in the case of a Tender Offer, the date of the first public announcement of a firm intention to purchase or otherwise obtain the requisite number of voting shares (whether or not subsequently amended) that leads to the Tender Offer.

“Applicable Rate” means, for each day, the Daily Floating LIBOR for that day plus the Spread, provided, however, if the Daily Floating LIBOR for that day is for whatever reason unavailable, Applicable Rate for such day means Federal Funds Rate for such day plus 1.00% plus the Spread.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.06), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Bankruptcy Code” means the Federal Bankruptcy Code of 1978, Title 11 of the United States Code, as amended from time to time.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Change of Control” means any event or transaction, or series of related events or transactions, as the result of which a “person” or “group” (other than Guarantor, any of its Subsidiaries and any of its or their employee benefit plans) becomes the “beneficial owner” of more than 50% of Borrower’s common equity (all within the meaning of Section 13(d) of the Exchange Act).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City, New York, and, if such day relates to any Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Agent” means Credit Suisse AG, Cayman Islands Branch, or its designee or nominee, acting in its capacity as calculation agent under the Loan Documents, which shall have sole responsibility for calculating all interest rates, fees, Values (including, without limitation, Values in respect of the Collateral) and any other item in which a numerical computation is required hereunder or in connection with the transactions contemplated hereby or as otherwise provided herein (including, without limitation, determining LTV Ratio) and of notifying Borrower of each such calculation or determination. Calculations and determinations shall be effected by Calculation Agent in its commercial reasonable discretion and shall be conclusive absent manifest error. Whenever the Calculation Agent is required to act or to exercise judgment in any way, it will do so in good faith and in a commercially reasonable manner and, so long as no Default or Event of Default has occurred and is continuing and when reasonably practicable, in consultation with Borrower. Following any determination, calculation or other act by the Calculation Agent, upon reasonable request by Borrower and so long as no Default or Event of Default has occurred and is continuing, Calculation Agent will provide to Borrower a report (in a commonly used file format for the storage and manipulation of financial data) displaying, in reasonable detail, the basis for such determination, calculation or action, it being understood that Calculation Agent will not be obligated to disclose any proprietary models or other confidential or proprietary information or data used by it for such determination, calculation or action.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Cash” means all cash in Dollars at any time and from time to time deposited in the Collateral Accounts to the extent that (a) it is not being used to satisfy any margin requirements (other than in connection with this Agreement) and (b) it is not subject to any Liens other than Permitted Liens.

“Cash Equivalents” means negotiable debt obligations issued by the U.S. Treasury Department (excluding derivatives of such securities and inflation-linked securities) having a remaining term to maturity of less than one year.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means a Borrower Change of Control or a Guarantor Change of Control.

“Closing Date” means the earliest date on which the conditions precedent set forth in Section 3.01 shall have been satisfied or waived in accordance with Section 8.01 of this Agreement.

“Collateral” has the meaning specified in the Pledge Agreement.

“Collateral Accounts” means, collectively, the accounts of Borrower established and maintained by Custodians, including any subaccount, substitute, successor or replacement account.

“Collateral Call” has the meaning specified in Section 2.08(a).

“Collateral Call Notice” has the meaning specified in Section 2.08(a).

“Collateral Shares” means number of units of the Underlying Equity pledged to the Lender Parties and credited to the Collateral Accounts to secure the Obligations.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Collateral Shortfall” means if, as of the close of any Business Day, the LTV Ratio is greater than or equal to the LTV Margin Call Level.

“Commitment” means, as to each Lender, its obligation to make Loans to Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.06(b).

“Constituent Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CS” means Credit Suisse AG, Cayman Islands Branch, or any of its Affiliates.

“CS Collateral Account” has the meaning specified in Section 2.08(e).

“CS Control Agreement” means the Custody and Control Agreement dated the date hereof executed by Borrower, CS and CS Custodian, in the form of Exhibit B.

“CS Custodian” means Credit Suisse Securities (USA) LLC, or its designee or nominee, acting in its capacity as custodian of the CS Collateral Account.

“CS Custody Agreement” means the Customer Agreement dated on or about the date hereof executed by Borrower and CS Custodian.

“CS Designated Agent” means one entity of the CS Entities that is designated by the CS Entities to be its representative hereunder as identified to Administrative Agent from time to time.

“CS Entities” means, collectively, Credit Suisse AG, Cayman Islands Branch, and any of its Affiliates that are Lenders.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“CS Financial Group” means, collectively, Credit Suisse AG, Cayman Islands Branch, any of its Affiliates that are Lenders, and any direct and indirect assignees of such Persons; provided that the CS Financial Group shall not include any MS Entity.

“Custodians” means, collectively, the CS Custodian and the MS Custodian, and “Custodian” means either of them.

“Daily Floating LIBOR” means, on each date, the rate per annum equal to the London Interbank Offered Rate, or a comparable or successor rate approved by Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of three (3) months commencing that day.

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of debt in respect thereof as of such date determined in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default, including any period in which a Collateral Call has been or could be made.

“Default Rate” means an interest rate equal to (a) the Applicable Rate plus (b) 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied, or (ii) pay to any Agent any amount required to be paid by it hereunder (within two Business Days of the date when due, or (b) has, or has a direct or indirect parent company that has, become the subject of a proceeding under any Debtor Relief Law.

“Dollars” and “$” mean the lawful money of the United States.

“Early Closure” means the closure on any Exchange Business Day of the Exchange prior to its scheduled closing time unless such earlier closing time is announced by the Exchange at least one hour prior to the actual closing time for the regular trading session on the Exchange on such Exchange Business Day.

“Eligible Collateral” means the following, to the extent owned by Borrower and held in a Collateral Account and subject to a Lien in favor of the Lender Parties for the benefit of the Lender Parties:

(a) the Underlying Equity that is Freely Saleable, up to the Maximum Units; and

(b) Cash and Cash Equivalents.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange” means The New York Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Business Day” means any day on which the Exchange is open for trading during its regular trading session.

“Exchange Disruption” means any event (other than an Early Closure) that disrupts or impairs (as determined by Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, the Underlying Equity on the Exchange.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its net income (however denominated), branch profit taxes and franchise taxes imposed on it (in lieu of net income taxes), (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any United States federal withholding tax that is required to be imposed on amounts payable to such Lender Party or other recipient with respect to an applicable interest in a Loan or Commitment pursuant to the Laws in force at the time such Person acquires such interest in the Loan or Commitment (or, in the case of a Lender, designates a new Lending Office), except, in the case of a Lender, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.13, (c) any Taxes attributable to such Person’s failure or inability to comply with Section 2.13(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Transfer Restrictions” means transfer restrictions to which the Underlying Equity are subject arising solely from (a) the fact that Borrower is an “affiliate,” within the meaning of Rule 144, of Issuer and/or (b) the fact that the Underlying Equity were acquired from Issuer in a transaction not involving a public offering.

“Extraordinary Dividends” means any dividend of Issuer other than Ordinary Cash Distribution.

“Facility” means the credit facility contemplated by this Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent, on such day on such transactions as determined by Administrative Agent.

“Federal Reserve System” means the Board of Governors of the Federal Reserve System of the United States.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Free Float” means, as of any date, (a) the total number of units of the outstanding Underlying Equity (as increased in accordance with the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act to the extent any Controlling Shareholder beneficially owns units of Underlying Equity to which such sentence applies) minus (b) the aggregate number of units of Underlying Equity owned by (i) Borrower (together with any person subject to aggregation of units of Underlying Equity with Borrower under Section 13(d) of the Exchange Act and the rules promulgated thereunder), and (ii) the total number of units of Underlying Equity “beneficially owned” within the meaning of Rules 13d-3 or 16a-1(a)(2) of the Exchange Act by Controlling Shareholders (other than Borrower and any person subject to aggregation of units of Underlying Equity with Borrower under Section 13(d) of the Exchange Act and the rules promulgated thereunder), as determined by Administrative Agent based on (i) any publicly available information issued by Issuer or (ii) any publicly available filings under the Exchange Act. To the extent that Administrative Agent determines based solely on any publicly available information that Borrower or a Controlling Shareholder holds any Long Position, the total number of shares underlying any Long Position shall also be included in clause (b) above.

For purposes herein,

“Controlling Shareholder” means any other Person (including any Affiliate of Borrower to the extent not included in clauses (a) and (b) above) that “beneficially owns” within the meaning of Rules 13d-3 or 16a-1(a)(2) of the Exchange Act and the rules promulgated thereunder) more than 10% of the total Underlying Equity issued and outstanding (as increased in accordance with the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act to the extent any Controlling Shareholder beneficially owns units of Underlying Equity to which such sentence applies), as determined by Administrative Agent, based on (i) any publicly available information issued by Issuer or (ii) any publicly available filings under the Exchange Act, other than any such Person that is both (x) not considered an affiliate of Issuer within the meaning of Rule 144 and (y) is eligible to report its ownership of the units of Underlying Equity on either a Schedule 13F or a Schedule 13G filing under the Exchange Act.

“Long Position” means any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that constitutes an economic long position in respect of the Underlying Equity of Issuer.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Freely Saleable” means, as of any date of determination, the Underlying Equity that is not subject to any transfer restrictions in the hands of any Lender Party exercising its rights under the Pledge Agreement and the other Loan Documents with respect thereto, subject to the assumptions and exceptions set forth in Section 4.01(q).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means Rentech, Inc., a Colorado corporation.

“Guarantor Change of Control” means any event or transaction, or series of related events or transactions, by which:

(a) a “person” or “group” becomes the “beneficial owner” of more than 50% of Guarantor’s common equity (all within the meaning of Section 13(d) of the Exchange Act); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the general partner of Issuer cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Guaranty” by any Person means any obligation of such Person guaranteeing or in effect guaranteeing any Debt of another Person, including, but not limited to, any obligation of such Person to purchase or pay (or supply advance funds for the purchase or payment of) such Debt (whether arising by virtue of a partnership agreement, agreement to keep-well, to purchase property or assets or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or any obligation incurred for the purpose of assuring the holder of such Debt of the payment thereof in whole or in part; provided that the term “Guaranty” shall not include any endorsement of an instrument for deposit or collection in the ordinary course of business.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of the date hereof, executed by Guarantor in favor of Administrative Agent for the benefit of Administrative Agent and the other Lender Parties, in the form of Exhibit C hereof.

“Hold Amount” means, as to any Lender at any time, the Commitment of such Lender at such time or, if the Commitment of such Lender has been terminated or expired, then the Hold Amount of such Lender shall be determined based on the Loan Amount held by such Lender at such time.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payments made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 8.04(b).

“Information” has the meaning specified in Section 8.12.

“Initial LTV Ratio” means [*].

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986.

“Issuer” means Rentech Nitrogen Partners, L.P. (ticker RNF).

“Issuer Change of Control” means any event or transaction, or series of related events or transactions, by which:

(a) a “person” or “group” (other than Borrower or any of its Affiliates and other than Issuer, any of its Subsidiaries and any of its or their employee benefit plans) becomes the “beneficial owner” of more than 50% of the Underlying Equity (all within the meaning of Section 13(d) of the Exchange Act); or

(b) Rentech Nitrogen GP, LLC ceases to be the sole general partner of Issuer.

“Issuer Consent” means the Issuer Acknowledgement and Consent dated as of the date hereof, executed by Issuer in favor of Administrative Agent, in the form of Exhibit D.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Issuer Dissolution” means (a) Issuer is liquidated or dissolved or (b) holders of the Underlying Equity approve any plan or proposal of Issuer’s liquidation or dissolution.

“Issuer Event” means each of the following events:

(a) the Market Reference Price of Underlying Equity on any Exchange Business Day is equal to or less than the greater of (i) [*] and (ii) [*] of the Market Reference Price on Closing Date;

(b) both (i) the Exchange announces that, pursuant to the rules of the Exchange, the Underlying Equity will be delisted from the Exchange and (ii) the Underlying Equity will not be immediately relisted on The New York Stock Exchange, NYSE MKT, the NASDAQ Global Market, the NASDAC Global Select Market or NASDAQ, in each case of this clause (ii), or their respective successors;

(c) the Underlying Equity has been suspended from trading for two (2) successive Exchange Business Days, where other securities trade generally on the Exchange during such period;

(d) Issuer takes any action, including, without limitation, the adoption or announcement of a rights plan or poison pill that could have a Material Adverse Effect on the enforcement of any Lender Party’s rights under the Loan Documents, including the ability of any Lender Party to sell or otherwise dispose of the Collateral;

(e) the Issuer Dissolution, Issuer Insolvency or Issuer Nationalization; or

(f) a Potential Adjustment Event has occurred and (i) Administrative Agent determines that no commercially reasonable adjustments (whether by adjusting the number or the price related to the Underlying Equity or otherwise) can be made to restore the economic terms of the transactions contemplated hereunder (including collateralization coverage levels) to that immediately prior to the occurrence of such Potential Adjustment Event, and (ii) such event materially and adversely affects Lender Parties’ rights to foreclose or sell the Collateral Shares.

“Issuer Insolvency” means: (a) by reason of the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of or any analogous proceeding affecting Issuer, (i) all the Underlying Equity of Issuer is required to be transferred to a trustee, liquidator or other similar official or (ii) holders of the Underlying Equity of Issuer become legally prohibited from transferring them; or (b) any of the following: (i) Issuer institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, (ii) Issuer consents to a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or (iii) a petition is presented for Issuer’s winding-up or liquidation by it or such regulator, supervisor or similar official or Issuer consents to such a petition.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Issuer Nationalization” means that all the Underlying Equity or all or substantially all the assets of Issuer are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.

“Judgment Currency” has the meaning specified in Section 8.15.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Issuer” means CS in its capacity as issuer of Letters of Credit hereunder.

“L/C Issuer Documents” means with respect to any Letter of Credit, the letter of credit application, the L/C Reimburse Agreement and any other document, agreement and instrument entered into by L/C Issuer and Borrower or in favor of L/C Issuer and relating to such Letter of Credit.

“L/C Reimburse Agreement” means the Letter of Credit Reimbursement Agreement dated on or about the date hereof by Borrower in favor of L/C Issuer.

“L/C Obligations” has the meaning specified in Section 2.03(b).

“Lead Entity” mean either of the CS Entities or the MS Entities.

“Lender” means each Lender listed on the signature pages of this Agreement and any other Person that becomes a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lender Party” means any Lender, L/C Issuer, Custodians or any Agent, and “Lender Parties” means all of such Persons, in each case including their successors and nominees.

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to Administrative Agent.

“Letters of Credit” has the meaning specified in Section 2.03(a).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Loan” has the meaning specified in Section 2.01.

“Loan Amount” means, at any time, the aggregate outstanding principal of all Loans, including any Loan borrowed as cash collateral for any Letter of Credit.

“Loan Documents” means, collectively, this Agreement, the Pledge Agreement, the Control Agreements, the Guaranty Agreement, the Issuer Consent, the L/C Issuer Documents, and each document, agreement or instrument executed or delivered in connection herewith or therewith, other than the account opening documents with any custodian of any Collateral Account.

“Loan Parties” means Borrower and Guarantor, and “Loan Party” means either of such Person.

“LTV Margin Call Level” means [*].

“LTV Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) (x) the Loan Amount plus (y) all accrued but unpaid interest and fees minus (z) the Value of any Cash and Cash Equivalents constituting Eligible Collateral, other than the amount of cash collateral securing any outstanding Letters of Credit, divided by (b) the Value of the Collateral Shares determined as the product of (x) the Collateral Shares up to the Maximum Units and (y) the Market Reference Price.

“LTV Release Level” means [*].

“LTV Reset Level” means [*].

“Margin Stock” means margin stock within the meaning of Regulation U.

“Market Disruption Event” means, with respect to the Underlying Equity, any of the following events: an Early Closure, an Exchange Disruption or a Trading Disruption.

“Market Reference Price” means, as of any date of determination with respect to the Underlying Equity, the per unit closing price of Underlying Equity on the Exchange as of the most recent Exchange Business Day for which a closing price is available as published on Bloomberg (including, for the avoidance of doubt, the then-current Scheduled Trading Day if such closing price is so available for such Scheduled Trading Day); provided that if a Market Disruption Event exists on such Exchange Business Day, the “Market Reference Price” shall be the price determined by Calculation Agent in good faith and in a commercially reasonable manner (after consultation with MS so long as MS remains a Qualified Lender) until such Market Disruption Event ceases to exist.

“Material Adverse Effect” means (a) a material impairment of the ability of a Loan Party to perform any of its obligations under any of the Loan Documents, (b) a material adverse effect upon the legality, validity, binding effect or enforceability of any provision of this Agreement or any other Loan Document, (c) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise), or prospects of any Loan Party, or (d) a material adverse change in, a material adverse effect upon, or a material impairment of, the Value of, or the priority of the Lender Parties’ security interest, in the Collateral securing the Obligations or the rights, remedies and benefits available to, or conferred upon any Lender Party under any Loan Document, in each case, as determined by Administrative Agent in its sole discretion.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date of termination of the Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of the Lenders to make the Loans pursuant to Section 6.01.

“Maximum Rate” has the meaning specified in Section 8.11.

“Maximum Units” means 19,400,000.

“Merger Event” means, in respect of the Underlying Equity, any (a) reclassification or change of such Underlying Equity that results in a transfer of or an irrevocable commitment to transfer all of such Underlying Equity outstanding to another entity or person, (b) consolidation, amalgamation, merger or binding share exchange of Issuer with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which Issuer is the continuing entity and which does not result in a reclassification or change of all of such Underlying Equity outstanding), (c) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain l00% of the outstanding Underlying Equity of Issuer that results in a transfer of or an irrevocable commitment to transfer all such Underlying Equity (other than such Underlying Equity owned or controlled by such other entity or person), or (d) consolidation, amalgamation, merger or binding share exchange of Issuer or its Subsidiaries with or into another entity in which Issuer is the continuing entity and which does not result in a reclassification or change of all such Underlying Equity outstanding but results in the outstanding Underlying Equity (other than Underlying Equity owned or controlled by such other entity) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Equity immediately following such event.

“MNPI” means material non-public information within the meaning of Regulation FD promulgated by the SEC relating to Issuer or the Underlying Equity.

“MS” means Morgan Stanley Bank, N.A. or any of its Affiliates.

“MS Collateral Account” has the meaning specified in Section 2.08(e).

“MS Control Agreement” means the Custody and Control Agreement dated the date hereof executed by Borrower, MS and MS Custodian, in the form of Exhibit B.

“MS Custodian” means Morgan Stanley & Co. LLC, or its designee or nominee, acting in its capacity as custodian of the MS Collateral Account.

“MS Designated Agent” means one entity of the MS Entities that is designated by the MS Entities to be its representative hereunder as identified to Administrative Agent from time to time.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“MS Entities” means, collectively, MS and any of its Affiliates that are Lenders.

“MS Financial Group” means, collectively, Morgan Stanley Bank, N.A., any of its Affiliates that are Lenders, and any direct and indirect assignees of such Persons; provided that the MS Financial Group shall not include any CS Entity.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means any employee benefit plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Obligations” means the L/C Obligations and all Loans to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any Loan Party arising under any Loan Document or otherwise with respect to the Loans, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming any Loan Party, Issuer or any Affiliate thereof as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ordinary Cash Distribution” means, with respect to any calendar quarter, cash distribution announced by Issuer as the regular quarterly cash distribution for such quarter and deposited to the Collateral Accounts.

“Other Connection Taxes” means, with respect to any Lender Party, Taxes imposed as a result of a present or former connection between such Lender Party and the jurisdiction imposing such Tax (other than connections arising from such Lender Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PAE Prepayment” has the meaning specified in Section 2.11(c).

“Participant” has the meaning specified in Section 8.06(f).

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Participant Register” has the meaning specified in Section 8.06(f).

“Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of Issuer, dated as of November 1, 2012 (as amended, restated, amended and restated, modified or supplemented from time to time).

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Liens” means Liens granted to (a) the Lender Parties under the Loan Documents and (b) the Custodians at the priority levels permitted under the Control Agreements.

“Permitted Transaction” has the meaning specified in Section 2.09(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any Pension Plan or any retirement medical plan, each as established or maintained for employees of Borrower or any ERISA Affiliate, or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Assets” means “plan assets” within the meaning of the Plan Assets Regulation or otherwise.

“Plan Assets Regulation” means 29 C.F.R. §2510.3-101, et seq.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, executed by Borrower in favor of the Lender Parties, in the form of Exhibit A.

“Potential Adjustment Events” means each of the following events that do not constitute an Issuer Event:

(a) a subdivision, consolidation or reclassification of the Underlying Equity (unless resulting in a Merger Event), or a free distribution or dividend of any such Underlying Equity to existing holders by way of bonus, capitalization or similar issue;

(b) a distribution, issue or dividend to existing holders of the Underlying Equity of (A) such Underlying Equity, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of Issuer equally or proportionately with such payments to holders of such Underlying Equity, or (C) share capital or other securities of another issuer acquired or owned (directly or indirectly) by Issuer as a result of a spin-off or other similar transaction, or (D) any other type of securities, rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by the Calculation Agent;

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c) an Extraordinary Dividend;

(d) a call by Issuer in respect of Underlying Equity that are not fully paid;

(e) a repurchase by Issuer or any of its Subsidiaries of the Underlying Equity whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

(f) in respect of Issuer, an event that results in any shareholder rights being distributed or becoming separated from shares of common stock or other shares of the capital stock of Issuer pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by Calculation Agent, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights;

(g) any other material event that may have a diluting or concentrative effect on the theoretical value of the Underlying Equity;

(h) an Issuer Change of Control;

(i) a Merger Event, or the Announcement Date in respect thereof; or

(j) a Tender Offer, or the Announcement Date in respect thereof.

“Qualified Lender” means, at any time, a Lender (other than the CS Entities or the MS Entities) having Hold Amount representing at least 50% of the Hold Amounts of all Lenders; provided that the CS Entities shall be a Qualified Lender if the Hold Amount of the CS Entities, in the aggregate, represents more than 25% of the Hold Amounts of all Lenders, and the MS Entities shall be a Qualified Lender if the Hold Amount of the MS Entities, in the aggregate, represents more than 25% of the Hold Amounts of all Lenders. Notwithstanding the foregoing, to the extent a Lead Entity is a Qualified Lender at the time the Obligations owed to such Lead Entity are accelerated, the Lead Entity’s Hold Amount shall not be deemed reduced by any payments by a Loan Party or any proceeds from the Collateral. The Hold Amount of any Defaulting Lender shall be disregarded in determining Qualified Lenders at any time.

“Ratable Share” or “Ratably” means as to each Lender, with respect to such Lender’s Hold Amount at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Hold Amount of such Lender at such time and the denominator of which is the Hold Amounts of all Lenders at such time. The initial Ratable Share of each Lender is set forth opposite the name of such Lender on Schedule I hereto, as such Schedule I may be amended from time to time in accordance with this Agreement.

“Refinancing Fee” means the fee set forth in Section 2.06(c).

“Refinancing Transaction” has the meaning specified in Section 2.09(b)(iii).

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Register” has the meaning specified in Section 8.06(e).

“Regulation T” means Regulation T issued by the Federal Reserve System.

“Regulation U” means Regulation U issued by the Federal Reserve System.

“Regulation X” means Regulation X issued by the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, Lenders having more than 51% of the Hold Amount; provided that Required Lenders shall include (a) the CS Designated Agent so long as the CS Entities are, collectively, a Qualified Lender, (b) the MS Designated Agent so long as the MS Entities are, collectively, a Qualified Lender, and (c) any other Lender to the extent such Lender is a Qualified Lender; provided further, if there is only one Qualified Lender, as of such date, then that Qualified Lender shall constitute all of the Required Lenders and may take any actions permitted to be taken by the Required Lenders without the consent of any other Lender. The Hold Amount of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” of a Person means its chief executive officer, its chief financial officer, its treasurer or its senior vice president (whether or not the Person performing such duties is so designated) or any authorized designee thereof.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Rule 144” means Rule 144 under the Securities Act.

“Securities Act” means the Securities Act of 1933.

“Spread” means 4.00% per annum.

“Stated Maturity Date” means September 23, 2016.

“Structuring and Administrative Fee” has the meaning specified in Section 2.06(a).

“Subject Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Swap Agreement” means any “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, or any successor provision.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 20% and less than 100% of the outstanding voting shares of Issuer, as determined by Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as Calculation Agent deems relevant.

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange or otherwise and whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise relating to the Underlying Equity on the Exchange.

“Underlying Equity” means the common units of Issuer.

“Undrawn Loan Amount” means, as of any date, the difference of (a) the Aggregate Commitments in effect as of such date minus (b) the Loan Amount as of such date.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Value” means, as of any date of determination with respect to any Eligible Collateral, (a) with respect to Cash, the amount of such Cash; (b) with respect to Cash Equivalents, 97% of the market value of such Cash Equivalents; (c) with respect to the Underlying Equity, the Market Reference Price; and (d) with respect to all other Collateral, the value of such Collateral as determined by Calculation Agent in its sole discretion. For the avoidance of doubt, Collateral Shares (in all Collateral Accounts in the aggregate) in excess of the Maximum Units and Collateral Shares pledged in violation of Section 2.08(c) or (d) shall have a Value of zero.

1.02 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the annual financial statements of the applicable Person, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Principles of Construction

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Constituent Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) except to the extent Administrative Agent’s or Lenders’ consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) All determinations regarding Collateral shall be made by Administrative Agent in its commercial reasonable discretion at the applicable time of determination.

ARTICLE II.

AMOUNTS AND TERMS OF THE CREDIT EXTENSIONS

2.01 The Loans.

(a) Each Lender severally agrees, on the terms and conditions set forth herein, to make loans in Dollars to Borrower (each such loan, a “Loan”), from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed, at any time outstanding the amount of such Lender’s Commitment then in effect; provided, however, that after giving effect to each borrowing under this Section 2.01(a), (i) the Loans outstanding of any Lender shall not exceed such Lender’s Commitment, (ii) the aggregate amount of all Loans outstanding hereunder shall not exceed the Aggregate Commitments then in effect and (iii) the LTV Ratio shall not be greater than the Initial LTV Ratio. Within the limits of each Lender’s Commitment and subject to the conditions set forth in Article III and the other terms and conditions set forth herein, Borrower may from time to time borrow, prepay pursuant to Section 2.07(a) and reborrow under this Section 2.01.

(b) Each Loan shall be in an aggregate amount not less than $1,000,000 or any whole multiple of $100,000 in excess thereof, and shall be made available by Lenders based on their Ratable Shares.

(c) The failure of any Lender to make its Ratable Share of the Loans shall not relieve any other Lender of its obligation to make its Ratable Share of the Loans, provided that no Lender shall be responsible for the failure of any other Lender to make its Ratable Share of the Loans.

2.02 Making the Loans.

(a) (i) Each Loan shall be made on notice, given no later than 12:00 noon on the third (3rd) Business Day prior to the date of such proposed Loan by Borrower to Administrative Agent, who shall give to each applicable Lender prompt notice thereof; provided that with respect to the Loans to be made within three (3) Business Days from the Closing Date, such notice shall be given no later than 12:00 noon on the Closing Date.

(ii) Each such notice for a Loan (a “Loan Notice”) shall be in writing in substantially the form of Exhibit F, specifying therein (x) the requested date of such Loan, (y) the amount of such Loan, and (z) the account to which such Loan shall be made. If a Loan Notice is not given by the time referred to in Section 2.02(a)(i) above, it shall be deemed to have been given on the next following Business Day.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b) Each Loan Notice shall be irrevocable and binding on Borrower. Borrower shall indemnify each Lender against any loss, cost or expense reasonably incurred by such Lender or its Affiliates as a result of any failure by Borrower to borrow such Loan (including, without limitation, as a result of Borrower’s failure to fulfill, on or before the date specified in such Loan Notice, the applicable conditions set forth in Article III) and the liquidation or re-employment of deposits or other funds acquired by each Lender to fund any Loan to be made by such Lender as part of such borrowing. A certificate of any Lender as to the amount of such losses, costs and expenses, submitted to Borrower and Administrative Agent by such Lender and showing in reasonable detail the basis for the calculation thereof, shall be conclusive as to the amount of such losses, costs and expenses, absent manifest error. The obligation of Borrower in this clause shall survive the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(c) Each Lender shall, before 1:00 p.m. on the date of such Loan, make available for the account of its Lending Office to Administrative Agent (to an account designated by Administrative Agent), in immediately available funds, such Lender’s Ratable Share for the applicable Facility of such Loan. After Administrative Agent’s receipt of such funds (regardless of whether it shall have received funds from all Lenders) and upon fulfillment of the applicable conditions set forth in Article III, Administrative Agent will make such funds as it has received available to Borrower by depositing such funds into the account specified in the applicable Loan Notice. The failure of any Lender to make its Ratable Share of such Loan shall not relieve any other Lender of its obligation to make its Ratable Share of such Loan on the date of such borrowing, provided that no Lender shall be responsible for the failure of any other Lender to make its Ratable Share of such Loan on the date of such Loan.

2.03 The Letters of Credit.

(a) After the execution and delivery of the L/C Issuer Documents, L/C Issuer will issue letters of credit (“Letter of Credit”) on the account of Borrower from time to time pursuant to the L/C Issuer Documents. The maximum aggregate face amount of the Letters of Credit shall not exceed $2,000,000. Each Lender acknowledges that the L/C Issuer Documents will be executed and delivered after the Closing Date and agree that the L/C Issuer Documents are executed in connection with this Facility and that this Section 2.03 shall apply on and after such L/C Issuer Documents are executed.

(b) The L/C Issuer Documents shall constitute part of the Loan Documents, and all debts, liabilities and obligations owed by Borrower to L/C Issuer (the “L/C Obligations”) shall constitute part of the Obligations and be secured by the Collateral.

(c) Any cash collateral provided by Borrower with respect to the Letters of Credit shall be held for the benefit of L/C Issuer and to the extent of any excess after payment in full of all L/C Obligations and any other amount owed by Borrower to L/C Issuer under the L/C Issuer Documents and the termination or expiration of all Letters of Credit, at the request of Required Lenders, such excess shall be paid to Administrative Agent to be deposited in the Collateral Accounts as Collateral, subject to the allocation described in Section 2.08(e).

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(d) Borrower may request one or more Loans hereunder to meet its obligations to post cash collateral with respect to the Letters of Credit, and such Loans shall not be subject to the minimum and multiples specified in Section 2.01(b) for the principal amount of the Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Loan Notice).

2.04 Repayment of Loans. Borrower shall repay to Administrative Agent for the account of the Lenders the principal amount of the Loans together with all accrued and unpaid fees and interests, and the Loans shall mature, on the Maturity Date.

2.05 Interest.

(a) Interest Payments. Borrower shall pay interest on the unpaid principal amount of each Loan, from the date of such Loan until such principal amount shall be paid in full, at a rate per annum for each day equal to the Applicable Rate for such day, payable quarterly in arrears on the first Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date, on the Maturity Date, and thereafter, on demand. The Applicable Rate shall be computed on a year of 360 days and for each day elapsed in the calendar quarter for which interest is payable. Interest (including the default interest set forth below) shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(b) Default Interest. Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing, at the Required Lenders’ option, after written notice (or automatically while an Event of Default under Section 6.01(a) or (i) has occurred and is continuing), Borrower shall pay, on demand (and in any event in arrears on the date such amount shall be due and payable hereunder) interest on:

(i) the unpaid principal amount of each Loan, at a rate per annum equal at all times to the Default Rate, from the date of occurrence of such Event of Default or date of notice from Required Lenders (at their election) and to the extent there is a period between the date of occurrence of an Event of Default and the date that Borrower delivers notice of such Event of Default to Administrative Agent under Section 5.1(b)(v) (the “Initial Default Period”), then Required Lenders may also elect at their option to charge interest at the Default Rate for the Initial Default Period; and

(ii) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full) at a rate per annum equal at all times to the Default Rate.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2.06 Fees.

(a) Structuring and Administrative Fee. Borrower shall pay a one-time structuring and administrative fee (the “Structuring and Administrative Fee”) to [*].

(b) Commitment Fees. Borrower shall pay Administrative Agent for the ratable accounts of Lenders a commitment fee (the “Commitment Fee”) on the daily Undrawn Loan Amount from the Closing Date through and including the Maturity Date at a rate equal to [*] per annum, calculated on the basis of the actual days elapsed and a year of 360 days and quarterly in arrears. The Commitment Fee shall be payable quarterly in arrears on the first Business Day of each quarter and on the Maturity Date. The foregoing Commitment Fee shall accrue at all times during the term of this Facility, including at any time during which one or more of the conditions in Article III is not met.

(c) Refinancing Fee. If Borrower terminates all or reduces (which shall be Ratably) a portion of the Aggregate Commitments prior to the second anniversary of the Closing Date through a re-financing collateralized by the Underlying Equity in form or substance materially similar to this Facility in which CS is not the lead lender, Borrower shall pay each Lender a refinancing fee (“Refinancing Fee”) equal to the product of (x) 2.75% times (y) the amount of the Commitment of such Lender that is being terminated or reduced, and times (z) the number of days from the date of such termination or reduction to the second anniversary of the Closing Date divided by 360. For the avoidance of doubt, the Refinancing Fee shall not apply to any other reduction of the Aggregate Commitments for any reason, including such a reduction due to syndication of this Facility by CS.

2.07 Reduction of Commitments; Voluntary and Mandatory Prepayments of Loans.

(a) Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 2:00 p.m. three (3) Business Days prior to the date of the proposed prepayment; and (ii) any prepayment shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, or if less, the entire principal amount thereof then outstanding. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Subject to the payment of the Refinancing Fee, if any, Borrower may, upon notice to Administrative Agent, terminate the Facility, or from time to time permanently reduce Aggregate Commitments with respect to the Facility; provided that (i) any such notice shall be received by Administrative Agent not later than 2:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof and (iii) Borrower shall not terminate or reduce the Facility if, after giving effect thereto and to any concurrent prepayments hereunder (together with all accrued but unpaid interest, fees, and any amount required pursuant to Section 2.15), the aggregate amount of all Loans outstanding hereunder exceeds the Aggregate Commitments then in effect. Administrative Agent will promptly notify Lenders of any termination or reduction of the Aggregate Commitments under this Section 2.07(b). Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Ratable Share of such reduction amount.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c) Upon the occurrence of a Change of Control or an Issuer Event, Administrative Agent may, in its sole discretion, demand Borrower to prepay all or a portion of all Loan Amount. Borrower shall, no later than the second (2nd) Business Day after such demand, prepay the amount of Loan Amount demanded by Administrative Agent, together with all accrued but unpaid interest, fees, and any amount required pursuant to Section 2.15.

(d) To the extent the Free Float as of any date is less than [*] of the total number of units of the outstanding Underlying Equity, Administrative Agent may, in its sole discretion, reduce the Aggregate Commitments by an amount calculated below. The amount by which the Aggregate Commitments may be reduced hereunder shall be equal to the product of (i) the Aggregate Commitments then in effect (without giving effect to such reduction) multiplied by (ii) a fraction (x) the numerator of which is the number of Underlying Equity Borrower or its Affiliates (including Issuer) would need to sell in order to increase the Free Float to or above [*] and (y) the denominator of which is the number of Underlying Equity beneficially owned or held by Borrower, with each of such number of units of Underlying Equity in the foregoing clauses (x) and (y) to be determined on the Exchange Business Day immediately preceding such reduction. To the extent the aggregate amount of all Loans outstanding hereunder exceeds the Aggregate Commitments then in effect after giving effect to such reduction, Borrower shall, simultaneously with such reduction, prepay such excess, together with all accrued but unpaid interest, fees, and any amount required pursuant to Section 2.15.

(e) Borrower shall make the PAE Prepayment pursuant to Section 2.11(c).

2.08 Collateral Calls.

(a) Upon the occurrence of a Collateral Shortfall, Administrative Agent (with a copy to each of CS Designated Agent and MS Designated Agent) may notify Borrower (such notice, a “Collateral Call Notice”) of the occurrence of such Collateral Shortfall (a “Collateral Call”); provided that to the extent Administrative Agent has not delivered a Collateral Call Notice to Borrower by [*] on a Business Day where a Collateral Call Notice may be delivered on such date, so long as MS Financial Group remains a Qualified Lender, MS may deliver such Collateral Call Notice (with a simultaneous copy to Administrative Agent) to Borrower on such Business Day. If Borrower receives a Collateral Call Notice by [*] on any Business Day, Borrower shall, by [*], (i) post Cash, Cash Equivalents or, for the initial Collateral Call only, units of Underlying Equity in the Collateral Accounts (provided that after giving effect to such deposit, the Collateral Shares shall not exceed the Maximum Units), (ii) prepay the Loans or (iii) effect a sale of Collateral Shares with the cash proceeds thereof to be posted to the Collateral Accounts on the date of settlement thereof, in each case, in an amount sufficient to restore the LTV Ratio (based on the Market Reference Price as of the date of the Collateral Shortfall) to be equal to or less than the LTV Reset Level. A Collateral Call shall be deemed cured only based on the most recent Market Reference Price and Administrative Agent shall not be required to issue another Collateral Call Notice if the Collateral Shortfall increases before the pending Collateral Call is cured; provided that, for the avoidance of doubt, to the extent a Collateral Call Notice is issued while there is a pending Collateral Call, if, and to the extent that, Borrower deposits additional Collateral in accordance with this clause (a) or effects a sale pursuant to clause (iii) above, in either case, to cure such pending Collateral Call, such additional Collateral or sale, as applicable, will be taken into account in determining the amounts, if any, required to be posted or prepaid to cure the Collateral Call to which such Collateral Call Notice relates.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b) A sale of Collateral Shares to cure a Collateral Call shall be pursuant to Section 2.10(d) below. Neither Borrower, Guarantor nor any Affiliate thereof may sell any Underlying Equity that are not Collateral Shares to cure a Collateral Call; provided that the foregoing shall not prohibit the sale of Underlying Equity otherwise permitted under Section 2.09(b) if such sale occurs when there is no outstanding Collateral Call but the settlement of such sale occurs when a Collateral Call remains outstanding.

(c) Prior to, or to cure, the initial Collateral Call, Borrower may pledge additional Underlying Equity to the Collateral Accounts. The representations and warranties in Section 4.01(p) and (q) shall be deemed remade by Borrower each time Borrower pledges additional Underlying Equity to the Collateral Accounts, including pursuant to clause (d) below.

(d) After the initial Collateral Call, Borrower may pledge additional Underlying Equity to the Collateral Accounts so long as (i) no Collateral Call remains outstanding, (ii) the LTV Ratio at the time of such pledge is less than the LTV Margin Call Level and (iii) there is not a pending Collateral Call that has not been cured at the time of such pledge; provided that any additional Underlying Equity pledged within five (5) Business Days prior to a Collateral Call (other than the initial Collateral Call) shall not be given any Value in calculating such Collateral Shortfall.

(e) Collateral Accounts.

(i) The CS Financial Group will have one Collateral Account (the “CS Collateral Account”), and the MS Financial Group will have one Collateral Account (the “MS Collateral Account”). No Lender may transfer its Collateral Account to another institution without providing to Administrative Agent (x) prior notice of such transfer and (y) evidence that the new Collateral Account will be subject to a control agreement substantially similar to the Control Agreements.

(ii) On or prior to the Closing Date, Borrower shall transfer 50% of all Eligible Collateral to the CS Collateral Account and 50% of such Eligible Collateral to the MS Collateral Account. Borrower shall send a copy of each such transfer instruction to Administrative Agent.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(iii) After the Closing Date, Borrower shall (in consultation with Administrative Agent and based on information provided by Administrative Agent) allocate each additional pledge or deposit of Collateral into the Collateral Accounts pro rata based on the Hold Amounts of the Lenders having their Collateral deposited in such Collateral Accounts. Borrower shall send a copy of each such allocation and transfer instruction to Administrative Agent.

(iv) The allocation of Eligible Collateral shall also apply with respect to each type of asset constituting Eligible Collateral (such as cash, Cash Equivalents and Collateral Shares).

(v) At the request of either CS or MS (including upon any assignment between the CS Entities and the MS Entities), Borrower, Administrative Agent, CS and MS shall take such actions as necessary to adjust the allocation of the Collateral in the Collateral Accounts in order to carry out the intent of this clause (d).

2.09 Restricted Transactions; No-Rehypothecation; Existing Transfer Restrictions.

(a) Except for any Permitted Transaction (or component thereof), without the consent of Administrative Agent (not to be unreasonably withheld), Borrower shall not, and shall not permit Guarantor or any Aggregated Person to, (i) sell, hedge (including any derivative transactions and short sales), transfer, or otherwise dispose of any Underlying Equity; (ii) incur additional Debt collateralized by any Underlying Equity, including without limitation synthetic “long” positions on the Underlying Equity; (iii) issue debt or preferred stock or other instruments exchangeable into or otherwise referencing the Underlying Equity; or (iv) enter into any agreement resulting in any lock-up, encumbrance, or other restriction in respect of any Collateral Shares, other than under the Facility.

(b) Each of the following transactions shall be a “Permitted Transaction”:

(i) any sale of Underlying Equity (not held in any Collateral Account) to an unaffiliated third party consummated pursuant to Rule 144 or a public offering for cash proceeds so long as all of the following conditions are met: (1) the LTV Ratio is and has been less than the LTV Margin Call Level for each of the previous seven (7) Exchange Business Days, (2) the price realized per unit of Underlying Equity is no less than 115% of the hypothetical Market Reference Price at which a Collateral Call would otherwise occur based on the number of units (up to the Maximum Units) then pledged in the Collateral Accounts, (3) any cash proceeds of the sale shall be deposited into the Collateral Accounts on the date of settlement thereof and shall be deposited therein for at least seven (7) Exchange Business Days, and (4) any lockup agreement signed as a condition to such Rule 144 sale or public offering would not adversely affect any Lender Party’s ability to foreclose on the Collateral Shares nor would it have an adverse effect on the price of the Collateral Shares in a public or private foreclosure sale, and any such sale proceeds under this clause (i) shall be released pursuant to Subsection 2.10(e) below;

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(ii) any of the sales and releases made in accordance with Section 2.10 below; and

(iii) any sale, financing transactions or derivative transactions of Underlying Equity (not held in any Collateral Account), the proceeds of which (together with other cash then available to Borrower) are used to prepay the Obligations (other than contingent indemnification) in full (not in part) (a “Refinancing Transaction”).

(c) Each Lender Party agrees not to pledge, repledge, hypothecate, rehypothecate, sell, assign, invest, lend, use, commingle or otherwise transfer for hedging, financing or other related activities (including without limitation, pursuant to repurchase transactions) any Collateral Shares; provided that the foregoing shall not restrict (i) any Lender Party’s rights to assign, sell participations in or pledge the Obligations and the Collateral as permitted in Section 8.06 hereof or (ii) any Lender Party’s rights and remedies after the occurrence and during the continuance of an Event of Default.

(d) The parties hereto acknowledge and agree that the Collateral Shares are, in the hands of Borrower, subject to the Existing Transfer Restrictions and, in the hands of the Lender Parties exercising their rights with respect thereto in reliance on Rule 144 under the Securities Act, subject to the requirements of Rule 144(b) and Rule 144(d)(3)(iv).

2.10 Release of Collateral. Borrower may not withdraw any Collateral from any Collateral Account, except as provided in the following:

(a) All dividends, distributions, and proceeds in respect of the Collateral Shares, whether in cash, securities or other property, shall be deposited into the Collateral Accounts and constitute Collateral. Ordinary Cash Distributions will be immediately released from the Collateral Accounts after being deposited into the Collateral Accounts for seven (7) Exchange Business Days, upon Borrower’s standing instruction to Administrative Agent, CS and MS, provided that (i) the LTV Ratio at the time of such release is below the [*], (ii) no Default or Event of Default has occurred, is continuing or would result from such release and (iii) following such release, the LTV Ratio would be less than the [*].

(b) Except as otherwise set forth in clause (d) below, if the LTV Ratio is less than or equal to the [*] for seven (7) consecutive Exchange Business Days, Borrower may, upon two (2) Business Days’ notice (or three (3) Business Days if such notice is not received by 12:00 noon on the applicable Business Day) to Administrative Agent, with a simultaneous copy to CS and MS, request the release of any Collateral from the Collateral Accounts, and the applicable Lender Party shall instruct the applicable Custodian to release such Collateral on the date specified by Borrower in such request so long as of the date of such release, (i) no Default or Event of Default has occurred and is continuing or would result from such release, and (ii) following such release, the LTV Ratio would be less than or equal to the [*].

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c) To the extent the LTV Ratio is less than the [*], Borrower may, upon one (1) Business Day’s notice (or two (2) Business Days if such notice is not received by 12:00 noon on the applicable Business Day) to Administrative Agent, with a simultaneous copy to CS and MS, request the release of any Collateral Share from the Collateral Accounts in connection with the sale by Borrower of such Collateral Share for cash proceeds, and the applicable Lender Party shall instruct the applicable Custodian to release such Collateral Shares on the date specified by Borrower in such request so long as of the date of such release, (1) no Default or Event of Default has occurred and is continuing or would result from such release, (2) the LTV Ratio is less than the [*] both before and after giving effect to the proposed sale, (3) receipt of proceeds in respect of the entry into such transaction occurs on the same day as the release of the relevant number of Collateral Shares, (4) the sale of such Collateral Shares shall settle on a delivery-versus payment basis, and (5) all proceeds of such sale shall be deposited into the Collateral Accounts on the date of settlement thereof and be deposited in the Collateral Accounts for at least seven (7) Exchange Business Days. All sale proceeds under this clause (c) shall only be released pursuant to clause (e) below.

(d) In connection with a sale of Collateral Shares for cash proceeds to cure a Collateral Call, Borrower may request a release of Collateral Shares from the Collateral Accounts on the same Business Day (or next Business Day if such notice is not received by 12:00 noon on the applicable Business Day) notice to Administrative Agent, with a simultaneous copy to CS and MS, and the applicable Lender Party shall instruct the applicable Custodian to release such Collateral Shares so long as the proposed sale meets the following conditions: (1) the sale is consummated on same day as the withdrawal of the Collateral Shares, (2) the sale shall settle on a delivery-versus payment basis, (3) each of CS and MS has the right to act as the broker (or co-brokers or co-underwriters) for the sale of the Collateral Shares and (4) all proceeds of such sale shall be deposited into Collateral Accounts on the date of settlement thereof and be deposited in the Collateral Accounts for at least seven (7) Exchange Business Days. To the extent there are excess sale proceeds, then such proceeds shall only be released pursuant to clause (e) below.

(e) Borrower can request a release of sale proceeds of Underlying Equity deposited in the Collateral Accounts on a same day basis, if such notice is received by Administrative Agent, with a simultaneous copy to CS and MS, by 12:00 noon on the eighth (8th) Exchange Business Day following the credit of such sale proceeds to the Collateral Accounts to the extent (1) no Default or Event of Default has occurred, is continuing or would result from such release, and (2) following such release, with respect to any sale proceeds contemplated by paragraph (c) or (d) of this Section 2.10, the LTV Ratio would be less than the [*] and, with respect to any sales proceeds from any other Permitted Transaction, the LTV Ratio would be less than the [*].

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(f) Borrower may, upon two (2) Business Days’ notice (or three (3) Business Days if such notice is not received by 12:00 noon on the applicable Business Day) to Administrative Agent, with a simultaneous copy to CS and MS, request the release of any Collateral Shares from the Collateral Accounts in connection with the entry by Borrower, Guarantor or any of their Affiliates into a Refinancing Transaction, and the applicable Lender Party shall instruct the applicable Custodian to release such Collateral Shares so long as (1) no Default or Event of Default has occurred, is continuing or would result from such release, (2) the receipt of proceeds in respect of the entry into such transaction occurs on the same day as the release of the relevant number of Collateral Shares, (3) the sale shall settle on a delivery-versus payment basis, and (4) on the date of such release, the Obligations (other than contingent indemnification) are repaid in full (whether with the proceeds of such sale or with other cash then available to Borrower).

(g) Borrower shall (in consultation with Administrative Agent and based on information provided by Administrative Agent) allocate each sale or release of Collateral from the Collateral Accounts pro rata based on the Hold Amounts of the Lenders having their Collateral deposited in such Collateral Accounts. Borrower shall send a copy of each such allocation and release instruction to Administrative Agent, CS Designated Agent, and MS Designated Agent. Administrative Agent shall not be required to comply with instructions from Borrower to sell or release Collateral, assuming that Borrower is otherwise permitted to effectuate such release or sale under this Agreement, if such release or sale is not allocated to the proper Collateral Accounts pursuant to this clause (g).

2.11 Potential Adjustment Events.

(a) In response to any stock split, reverse split, stock dividends, Extraordinary Dividends or similar event that occurs after the Closing Date, Administrative Agent, in consultation with Borrower, may make pro rata adjustments to any number of units of Underlying Equity or any price with respect to the Underlying Equity.

(b) Upon the occurrence of any Potential Adjustment Event, Administrative Agent will have the right, in consultation with Borrower, to amend or adjust one or more of the material terms of the Facility. Administrative Agent and Borrower shall commence such efforts negotiating the modification to the Loan Documents on the date of occurrence of such event or immediately thereafter. Within three (3) Business Days after the amendments and adjustments are agreed to, Borrower shall execute and delivery such amendments to the Loan Documents as reasonably requested by Administrative Agent to evidence such amendment or adjustment.

(c) Notwithstanding the foregoing, if Borrower and Administrative Agent, acting in good faith, are unable to agree on the terms of such proposed amendments or adjustments within five (5) Business Days after occurrence of such Potential Adjustment Event, Borrower shall, on the second Business Day following such five (5) Business Day period, repay the Loan Amount in full (or such lessor amount as approved by Administrative Agent in its sole discretion), together with all accrued but unpaid interest, fees, and any amount required pursuant to Section 2.15 (the “PAE Prepayment”).

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2.12 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender Party;

(ii) subject any Lender Party to any tax of any kind whatsoever with respect to this Agreement, or any Loan made by it, or change the basis of taxation of payments to such Lender Party in respect thereof (except for Indemnified Taxes and Excluded Taxes determined in clauses (a)(ii) and (b) through (d) of the definition of “Excluded Taxes”); or

(iii) impose on any Lender Party or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan made hereunder;

and the result of any of the foregoing shall be to increase the cost to such Lender Party, or to reduce the amount of any sum received or receivable by such Lender Party hereunder (whether of principal, interest or any other amount) then, upon request of such Lender Party, Borrower will pay to such Lender Party such additional amount or amounts as will compensate such Lender Party for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender Party setting forth the amount or amounts necessary to compensate such Lender Party or its holding company, as the case may be, as specified in Subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender Party the amount shown as due on any such certificate within ten (10) days after receipt thereof.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(d) Delay in Requests. Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation; provided that that Borrower shall not be required to compensate any Lender Party pursuant to Section 2.12(a) for any increased costs incurred more than 180 days prior to the date that such Lender Party notifies Borrower, in writing of the increased costs and of such Lender Party’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Survival. All of Borrower’s obligations under this Section 2.12 shall survive termination of the Facility, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

2.13 Taxes.

(a) Payments Free of Taxes.

(i) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require Borrower or Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined in the good faith discretion of Borrower or Administrative Agent, as the case may be.

(ii) If Borrower or Administrative Agent shall be required by the Internal Revenue Code or applicable Law to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Administrative Agent or Borrower shall withhold or make such deductions as are determined by Administrative Agent or Borrower, as the case may be, to be required, (B) Administrative Agent or Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) each Lender Party receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Borrower. Without limiting or duplication of the provisions of Subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c) Indemnification by Borrower.

(i) Without limiting or duplication of the provisions of Subsection (a) or (b) above, Borrower shall, and does hereby, indemnify each Lender Party, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by Borrower or Administrative Agent or paid by such Lender Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrower by a Lender Party (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error.

(ii) Without limiting or duplication of the provisions of Subsection (a) or (b) above, each Lender shall, and does hereby, indemnify Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Administrative Agent) incurred by or asserted against Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to Administrative Agent pursuant to Subsection (e). Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation or replacement of Administrative Agent, any assignment of rights by a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by Borrower or by Administrative Agent to a Governmental Authority as provided in this Section 2.13, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(e) Status of Lenders. (i) Each Lender shall deliver to Borrower and to Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Each Lender shall promptly (A) notify Borrower and Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrower or Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(ii) Without limiting or duplication of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate in form and substance reasonably satisfactory to Borrower and Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate in form and substance reasonably satisfactory to Borrower and Administrative Agent, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form and substance reasonably satisfactory to Borrower and Administrative Agent on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(iv) Administrative Agent (including any successor Administrative Agent that is not a U.S. Person) shall deliver two duly completed copies of Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with Borrower to be treated as a U.S. Person with respect to such payments (and Borrower and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments), with the effect that Borrower can make payments to Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender Party, or have any obligation to pay to any Lender Party, any refund of Taxes withheld or deducted from funds paid for the account of such Lender Party. If Administrative Agent or any Lender Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Administrative Agent or such Lender Party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent or such Lender Party, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender Party in the event Administrative Agent or such Lender Party is required to repay such refund to such Governmental Authority. This Subsection shall not be construed to require Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(g) Defined Terms. For purposes of this Section 2.13, the term “Lender” includes L/C Issuer and the term “applicable Law” includes FATCA.

(h) Survival. All of Borrower’s obligations under this Section 2.13 shall survive termination of the Facility, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

2.14 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify Administrative Agent and Borrower that any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender to perform its obligations to make Loans hereunder, the obligation of such Lender to make its Ratable Share of the Loans shall be terminated and all Loans of such Lender, all interest thereon and all other amounts payable under this Agreement to such Lender shall become due and payable. Any Lender that becomes aware of circumstances that would permit such Lender to notify Administrative Agent of any illegality under this Section 2.14 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2.15 Compensation for Losses. Borrower shall indemnify each Lender against any loss, cost or expense reasonably incurred by such Lender or its Affiliates as a result of any failure by Borrower to borrow any Loan (including, without limitation, as a result of Borrower’s failure to fulfill, on or before the date specified in such Loan Notice, the applicable conditions set forth in Article III) and the liquidation or re-employment of deposits or other funds acquired by each Lender to fund any Loan to be made by such Lender. A certificate of any Lender as to the amount of such losses, costs and expenses, submitted to Borrower and Administrative Agent by such Lender and showing in reasonable detail the basis for the calculation thereof, shall be conclusive as to the amount of such losses, costs and expenses, absent manifest error. The obligation of Borrower in this clause shall survive the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

2.16 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to Subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms, and in the event of any conflict between such accounts and the Register maintained by Administrative Agent pursuant to Section 8.06(e), the entries in the Register shall be controlling. It is the intention of the parties hereto that the Loans will be treated as in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code (and any other relevant or successor provisions of the Internal Revenue Code).

(d) No promissory note shall be required to evidence the Loans by Lenders to Borrower. Upon the request of a Lender, Borrower shall execute and deliver to such Lender a promissory note, which shall evidence the Loans to Borrower by such Lender in addition to such records.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2.17 Payments and Computations.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall make each payment hereunder not later than 12:00 noon on the day when due in Dollars to Administrative Agent in immediately available funds. Administrative Agent will promptly distribute to each Lender its Ratable Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c) Subject to Section 6.02 (other than any excess amounts under Section 6.02), all payments (including, without limitation, prepayments and any other amounts received hereunder in connection with the exercise of Administrative Agent’ and Lenders’ rights after an Event of Default) made by Borrower to Administrative Agent under any Loan Document shall be applied to amounts then due and payable in the following order: (i) to any fees, expenses and indemnities payable by Borrower to the Agents and the L/C Issuer under any Loan Document; (ii) ratably to any expenses and indemnities payable by Borrower to any Lender under any Loan Document; (iii) to any accrued and unpaid interest and fees due under this Agreement; (iv) to principal payments on the outstanding Loans and, on a pari passu basis, any outstanding obligations owed to the L/C Issuer under the L/C Issuer Documents; and (v) to the extent of any excess, to the payment of all other Obligations under the Loan Documents.

2.18 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to Administrative Agent such Lender’s Ratable Share of such Loan, Administrative Agent may assume that such Lender has made such Ratable Share of such Loan available on such date and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Ratable Share of such Loan available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the Applicable Rate. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its Ratable Share of the applicable Loan to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 2.13(b)(ii) or 8.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 2.13(b)(ii) or 8.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 2.13(b)(ii) or 8.04(c).

2.19 Sharing of Payments by Lenders. Except with respect to actions taken under Section 6.02, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (including Issuer) (as to which the provisions of this Section shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE III.

CONDITIONS OF LOANS

3.01 Conditions Precedent to Initial Loan. The obligation of each Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) Administrative Agent shall have received each of the following documents, duly executed, each (unless otherwise specified below) dated the Closing Date and in form and substance satisfactory to Administrative Agent and each of Lenders:

(i) duly executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, each Lender and Borrower;

(ii) duly executed Pledge Agreement, including, without limitation, any UCC-1 financing statement(s) required thereunder;

(iii) duly executed Control Agreements;

(iv) duly executed CS Custody Agreement;

(v) duly executed Guaranty Agreement;

(vi) duly executed Issuer Consent;

(vii) certified copies of (A) the Constituent Documents, if any (including any amendments or supplements thereto) of each Loan Party, (B) the resolutions authorizing and approving the making and performance by each Loan Party of this Agreement, the Pledge Agreement, and the other Loan Documents to which such Loan Party is a party and the Loans hereunder, and (C) documents evidencing all other necessary company action, governmental approvals and third-party consents, if any, with respect to this Agreement, the Pledge Agreement, and any other Loan Document;

(viii) a certificate of each Loan Party certifying the names and true signatures of the Responsible Officers of such Loan Party authorized to sign this Agreement, the Pledge Agreement and any other Loan Document required to be delivered hereunder to which such Loan Party is a party;

(ix) certificates evidencing the good standing of each Loan Party in its jurisdiction of formation dated a date not earlier than ten (10) Business Days prior to the Closing Date as to the good standing of such Loan Party;

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(x) an opinion of counsel to the Loan Parties covering matters on legal existence and good standing, authorization and execution, capacity, enforceability, non-contravention (corporate, contractual and legal), governmental approval, creation and perfection of the Lender Parties’ liens and security interests, and the Investment Company Act; and

(xi) the results of tax, judgment and Lien searches on Borrower in Delaware.

(b) The Collateral Accounts have been established by Borrower.

(c) There is sufficient Eligible Collateral in the Collateral Accounts such that the LTV Ratio, as of the Closing Date and after giving effect to the Loans made on the Closing Date, is equal to or less than the Initial LTV Ratio.

(d) Any fees required to be paid on or before the Closing Date, including, without limitation, the Structuring and Administrative Fee and fees and expenses of counsel to Administrative Agent and Lenders, shall have been paid.

(e) Borrower shall have provided Administrative Agent with a completed and executed Form U-1 issued by the Federal Reserve System.

Each Lender that has signed this Agreement shall be deemed to be satisfied with each document or other matter required thereunder to be satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.02 Conditions to all Loans. The obligation of each Lender to honor any Loan Notice (including any Loan to be made on the Closing Date) is subject to the following conditions precedent:

(a) Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof;

(b) each of the representations and warranties contained in Article IV (provided that the representations and warranties contained in Section 4.01(c) shall be made only on the Closing Date) herein and in the other Loan Documents shall be true and correct in all material respects (provided that any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of the date of such Loan as if made on such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(c) no event shall have occurred, or would result from such Loan or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default;

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(d) after giving effect to such Loan, the LTV Ratio shall be less than or equal to the Initial LTV Ratio;

(e) solely with respect to a Loan to be made subsequent to the Closing Date, Borrower is not requesting a Loan in anticipation of any adverse event that may occur based on MNPI with respect to the Underlying Equity or the Issuer;

(f) No Potential Adjustment Event has occurred that has resulted in a PAE Prepayment; and

(g) (i) No Change of Control has occurred; and (ii) no Issuer Event has occurred that has resulted in a prepayment under Section 2.07(c), unless such Issuer Event has been satisfied, waived or cured.

Each Loan Notice submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 3.02 have been satisfied on and as of the date of the applicable Loan.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

4.01 Representations and Warranties of Borrower. Borrower represents and warrants to each Lender Party that:

(a) Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could have a Material Adverse Effect, and (iii) has all requisite company power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which it is a party (when delivered) and the grant of the security interest contemplated hereby with respect to the Collateral are within its company powers, have been duly authorized by all necessary company action, and do not (i) contravene Borrower’s Constituent Documents, (ii) contravene any contractual restriction binding on it or require any consent under any agreement or instrument to which it is a party or by which any of its properties or assets is bound, (iii) result in or require the creation or imposition of any Liens upon any property or assets of Borrower other than Permitted Liens, or (iv) violate any Law (including, but not limited to, the Securities Act of 1933 and the Exchange Act and the regulations thereunder) or writ, judgment, injunction, determination or award.

(c) Borrower is not entering into the Loan Documents and the Facility on the basis of MNPI with respect to the Underlying Equity or the Issuer.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(d) Except for any filings specifically provided for in the Pledge Agreement, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Borrower of any Loan Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of any Loan Document.

(e) Borrower is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Related Party (i) is currently the subject of any sanctions administered by OFAC or any other Governmental Authority, or (ii) is located, organized or residing in any Subject Jurisdiction.

(f) This Agreement and the other Loan Documents are and will be legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms in all respects.

(g) No Default exists and no Event of Default has occurred and is continuing, or would result after giving effect to the borrowing of any Loan.

(h) Borrower has not incurred any Debt, other than Debt permitted by Section 5.02(a).

(i) Since March 31, 2013, (i) no event or condition has resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect, and (ii) no Change of Control or Issuer Event has occurred or is reasonably expected to occur.

(j) There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (i) are reasonably likely to have a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of this Agreement, the Pledge Agreement, any other Loan Document, or that involves a substantial likelihood of prohibiting, restricting, delaying or otherwise materially affecting the performance of any of the Loan Documents or the making or repayment of the Loans.

(k) Borrower is not required to register as an “investment company” as such term is defined in the United States Investment Company Act of 1940.

(l) Borrower has not taken any actions under the Loan Documents that could reasonably be expected to violate Regulation T, U or X.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(m) Borrower owns all of its assets free and clear of Liens, other than Permitted Liens. Borrower has not made any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of its assets including, but not limited to, the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Permitted Liens.

(n) Borrower has filed all U.S. federal and state income tax returns and all other material tax returns which are required to be filed by it in all jurisdictions and has paid all taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except where the failure to file such tax returns or pay such taxes or other amounts would not reasonably be expected to have a Material Adverse Effect or for taxes contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP. Borrower has not entered into an agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Borrower and is not aware of any circumstances that would cause the taxable years or other taxable periods of Borrower not to be subject to the normally applicable statute of limitations, except as would not reasonably be expected to have a Material Adverse Effect.

(o) (i) The present fair value of Borrower’s assets exceeds the total amount of Borrower’s liabilities (including, without limitation, contingent liabilities), (ii) Borrower has capital and assets sufficient to carry on its businesses, (iii) Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Borrower will not be rendered insolvent by the execution, delivery and performance of documents relating to this Agreement or by the consummation of the transactions contemplated under this Agreement.

(p) The Collateral Shares held in the Collateral Accounts are (i) registered in the name of The Depository Trust Company’s nominee, (ii) maintained in the form of book entries on The books of The Depository Trust Company, and (iii) allowed to be settled through The Depository Trust Company’s regular book-entry settlement services. Borrower’s “holding period” under Rule 144 for the Collateral Shares began, and Borrower paid the full purchase price of the Collateral Shares, at least one year prior to the date such Collateral Shares are pledged.

(q) In the hands of any Lender Party exercising its rights under the Pledge Agreement and the other Loan Documents with respect thereto, (a) the Collateral Shares are not subject to any lock-up agreement, voting agreement or similar contractual restrictions (other than the applicable restrictions under the Loan Documents); and (b) assuming that such Lender Party complies with the requirements of Section 6.03 hereof and is not and has not been for the ninety (90) days immediately preceding the relevant foreclosure sale, an “affiliate” of Issuer within the meaning of Rule 144, then the Collateral Shares are freely salable and are not subject to any required consent from, or delivery of an opinion of counsel to, Issuer, any limitation pursuant to U.S. federal securities laws on the type or financial status of any purchaser in the relevant foreclosure sale or any registration or prospectus delivery requirement pursuant to U.S. federal securities laws; in each case, other than the provisions of Section 10.1 of the Partnership Agreement applicable to transfers of record ownership of the Underlying Equity on the books of the Issuer.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(r) Borrower has complied with its reporting obligations with respect to the Underlying Equity and the Loan Documents under Sections 13 and 16 of the Exchange Act and applicable securities laws of any other jurisdiction, including any required filings with the SEC.

(s) Borrower has not engaged in or entered into any transaction prohibited under Section 2.09.

(t) Neither Borrower nor any of its assets, properties or revenues has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Law of any jurisdiction.

(u) The Loans are made with full recourse to each Loan Party and constitute direct, general, unconditional and unsubordinated Debt of such Loan Party and rank pari passu or senior to all other Debt of such Loan Party. The Facility contemplated hereunder is entered into by Borrower in good faith and at arm’s length and is a bona fide loan. The Facility is not entered into with an expectation that Borrower would default in its obligations hereunder. The Lien created under the Loan Documents is a bona fide pledge to secure Borrower’s obligations under the Loan Documents, which obligations provide for full recourse to Guarantor under the Guaranty Agreement. The Loan Documents are not entered into by any Loan Party with the intent of facilitating a disposition of the Collateral Shares.

(v) All written information provided with respect to Borrower and its Affiliates (including Issuer) by or on behalf of Borrower to Administrative Agent or any Lender in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of Borrower and its Subsidiaries provided to Administrative Agent, was or will be, on or as of the applicable date of provision thereof, when taken as a whole, complete and correct in all material respects and did not (or will not) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.

(w) Each material agreement to which Borrower is a party is in full force and effect, and Borrower is not in default under any provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which Borrower is a party or by which Borrower or any of its properties or assets is bound which could reasonably be expected to result in a Material Adverse Effect.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(x) All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of Borrower have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. There are no restrictions or requirements which limit Borrower’s ability to lawfully conduct its business or perform its obligations under this Agreement or any other Loan Document.

(y) All financial statements concerning Borrower which have been or will hereafter be furnished by Borrower to Administrative Agent pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied and do or will, in all material respects, present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(z) On the Closing Date, Borrower has no Subsidiaries other than those listed on Schedule II.

(aa) (i) Neither Borrower nor any ERISA Affiliate has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to, any Plan; and (ii) the underlying assets of Borrower do not constitute Plan Assets.

(bb) Borrower is not engaged in any business other than as described in its Constituent Documents.

(cc) On the Closing Date, the aggregate amount of Underlying Equity beneficially owned by Borrower, Guarantor and Rentech Development Corporation is 23,250,000 units and the percentages of the Underlying Equity such Persons beneficially own (out of all outstanding Underlying Equity) is 59.86%.

ARTICLE V.

COVENANTS OF BORROWER

5.01 Affirmative Covenants. So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, Borrower shall:

(a) Existence. Preserve and maintain its existence and material rights and franchises.

(b) Reporting Requirements. Furnish to Administrative Agent or cause to be furnished to Administrative Agent:

(i) as soon as available, but in any event no later than thirty (30) days after the end of each calendar month, (x) the unaudited balance sheet of Borrower as of the end of such calendar month, (y) the most recent account statements of Borrower with respect to each asset owned by Borrower, and (z) a certificate of a Responsible Officer of Borrower certifying that (A) such balance sheet fairly presents the financial condition of Borrower in accordance with GAAP, (B) such account statements are true, correct and complete and that Borrower has no other assets other than those evidenced by such account statements and (C) Borrower has no Debt other than those under the Loan Documents; for the avoidance of doubt, Borrower is not required under this clause (i) to provide any MNPI;

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(ii) concurrently with such distributions, copies of all financial reports distributed by or on behalf of Borrower to all of its shareholders, if any;

(iii) promptly, and in any event within two (2) Business Days after receipt thereof by Borrower or any Affiliate of the Borrower , copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation or other similar inquiry by such agency regarding any Loan Party, Issuer or the Underlying Equity (for the avoidance of doubt, routine trading inquiries not involving any Loan Party shall not be covered by this clause (iv));

(iv) as soon as possible and in any event within two (2) Business Days after Borrower obtains actual knowledge of the occurrence of (A) any Event of Default or Default or (B) any actual or threatened litigation or other event which, if adversely determined to Borrower, could reasonably be likely to result in a Material Adverse Effect, a statement of a Responsible Officer of Borrower setting forth the details thereof and the action which Borrower has taken and proposes to take with respect thereto;

(v) as soon as possible and in any event within two (2) Business Days after the date on which Borrower or any Aggregated Person acquires any Underlying Equity;

(vi) as soon as possible the occurrence of any Potential Adjustment Event, any Change of Control or any Issuer Event;

(vii) copies of all general communications delivered by Guarantor to all shareholders of Guarantor within two (2) Business Days of the day such communications were first delivered to such shareholders; and

(viii) promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of Borrower as Administrative Agent may from time to time reasonably request.

Borrower shall use commercially reasonable efforts to not provide any MNPI to any “public” side employee of any Lender Party notified as such to Borrower by such Lender Party. Borrower acknowledges and agrees that if any Lender Party or any of its Affiliates, acting in such capacities in connection with the Facility, received from Borrower or any of its Affiliates any such MNPI, such Lender Party or Affiliate may disclose such MNPI publicly in connection with any foreclosure.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Borrower hereby acknowledges that the Lender Parties acting in their respect capacities as such do not wish to receive MNPI. Borrower hereby agrees that upon provision of any materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”), Borrower shall be deemed to (x) have represented that such Borrower Materials contain no MNPI and (y) have authorized Administrative Agent, any other Agent, L/C Issuer and the Lenders to treat such Borrower Materials as not containing any MNPI; provided, however, that (i) to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.12 and (ii) to the extent such Borrower Materials contains MNPI, Borrower shall so notify the Lender Parties.

Documents required to be delivered pursuant to clauses (i) to (ii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed in Section 8.02; provided that: (i) if Administrative Agent so requests, Borrower shall deliver paper copies of such documents to Administrative Agent until a written request to cease delivering paper copies is given by Administrative Agent and (ii) Borrower shall notify (which may be by facsimile or electronic mail) Administrative Agent of the posting of any such documents. For the avoidance of doubt, Borrower may deliver any documents via facsimile or electronic mail in accordance with Section 8.02.

(c) Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including: (i) all material taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided, however, that Borrower shall not be required to pay or discharge any such tax, assessment, claim or charge that is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (ii) all lawful claims which, if unpaid, would become a Lien on its property; and (iii) all Debt, as and when due and payable.

(d) Inspection Rights. At any reasonable time during normal business hours and upon reasonable prior notice, from time to time permit any Lender Party or any agent or representative thereof (in each case, subject to Section 8.12) to (i) visit and inspect the properties of Borrower and discuss the affairs, finances, assets and accounts of Borrower with any of Borrower’s officers, directors or other representatives and (ii) discuss the affairs, finances, assets and accounts of Borrower with Borrower’s independent certified public accountants and to examine and make copies of and abstracts from their records and books of account, all at the expense of Borrower; provided, however, that after the occurrence of an Event of Default, any Lender Party (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

(e) Keeping of Books. Keep proper books of record and account as are necessary to prepare financial statements in accordance with GAAP.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(f) Compliance with Laws. Comply with all disclosure / filing requirements of applicable Law associated with entering into the Facility and comply with all other requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.

(g) OFAC. Permit any Loan or the proceeds of any Loan, directly or indirectly: (i) to be lent, contributed or otherwise made available to fund any activity or business in any Subject Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Subject Jurisdiction or who is subject to sanctions administered by OFAC or any other Governmental Authority; or (iii) in any other manner that will result in any violation by any Person (including any Lender or Administrative Agent) of any sanctions administered by OFAC or any other Governmental Authority.

(h) Separate Corporate Existence. Except as disclosed in writing to Administrative Agent on prior to the Closing Date, (i) maintain all accounts separate from the accounts of any Affiliate (including Issuer) of Borrower, and ensure that the funds of Borrower will not be diverted to any other Person, nor will such funds be commingled with the funds of any Affiliate (including Issuer) or any shareholder of Borrower, (ii) ensure that, to the extent it shares the same officers, employees, vendors or facilities as any of its partners or Affiliates (including Issuer), the material expenses related hereto shall be fairly allocated among such entities, (iii) enter into all material transactions with any of its Affiliates (including Issuer) only on an arm’s length basis, (iv) conduct its affairs strictly in accordance with the Constituent Documents of Borrower, and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, passing all resolutions or consents to the extent necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts, and (v) not assume or guarantee any of the liabilities of its Affiliates (including Issuer) or any of its shareholders or any Affiliate thereof.

(i) Further Assurance. Upon the request of Administrative Agent, it shall execute or deliver any additional agreements, documents and instruments, and take such further actions as may be reasonably requested by Administrative Agent from time to time, to assure Administrative Agent is perfected with a first priority Lien on the Collateral or to carry out the provisions and purposes of the Loan Documents.

5.02 Negative Covenants. So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, Borrower shall not, directly or indirectly:

(a) Additional Debt. Create, incur, assume or suffer to exist any Debt, other than Debt created under this Agreement.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b) Liens. Create, incur, assume or suffer to exist any Lien upon any of its assets except for Permitted Liens or Liens granted pursuant to a Permitted Transaction.

(c) Restricted Transactions. Enter into any transactions prohibited by Section 2.09.

(d) Mergers, Etc. Without the prior consent of Administrative Agent, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of Borrower to any Person.

(e) No New Business. Engage in any activity other than (i) holding the Underlying Equity, and activities incidental thereto or otherwise contemplated herein, (ii) performing its obligations under the Loan Documents and the transactions contemplated hereby or thereby and (iii) entering into and performing its obligations under any transaction constituting a Permitted Transaction. Borrower will remain principally engaged in the business described in the Constituent Documents delivered to Administrative Agent prior to the Closing Date and shall not, directly or indirectly, engage in any business other than as described in such Constituent Documents.

(f) No Amendment of Constituent Documents, Etc. Consent to any amendment, supplement or other modification of any of the terms or provisions of its Constituent Documents that could result in a Material Adverse Effect.

(g) Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments with respect to Borrower, or incur any obligation to do so other than, so long as no Event of Default has occurred and is continuing, or would result therefrom, Borrower may make Restricted Payments of assets and properties not held as Collateral under the Loan Documents.

(h) Loans and Investments; Disposition of Assets. Lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (other than to Issuer in the ordinary course of business); or dispose of any asset (other than as expressly permitted hereunder or pursuant to a Permitted Transaction).

(i) Transactions with Affiliates. Enter into any transaction with or make any payment or transfer to any Affiliate (including Issuer) of Borrower, except in the ordinary course of business and upon fair and reasonable terms no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower.

(j) Investment Company. Become an “investment company,” as such term is defined in the United States Investment Company Act of 1940.

(k) Formation of Subsidiaries. Form, create, organize, incorporate or acquire any direct Subsidiaries, other than those in existence as of the date hereof and listed on Schedule II.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(l) ERISA. (i) Establish, maintain, contribute to, or incur any liability (contingent or otherwise) with respect to, any Plan; or (ii) without the approval of all Lenders, take any action that would cause its underlying assets to constitute Plan Assets.

(m) Compliance with Margin Regulations. Take any action with respect to the Loan Documents that would result in a violation of Regulation T, U, or X.

ARTICLE VI.

EVENTS OF DEFAULT

6.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) Borrower shall fail to pay when due (i) any of the outstanding principal of any Loan, (ii) the amounts required to be prepaid pursuant to Section 2.07, if any, (iii) accrued interest on any Loan and such failure continues for three (3) Business Days, or (iv) other amounts or fees owing pursuant to any of the Loan Documents and such failure continues for ten (10) days; or

(b) (i) Borrower shall fail to provide Administrative Agent with the reports required to be delivered under Section 5.01(b) on the date required for such delivery or (ii) Guarantor shall fail to provide Administrative Agent with the reports required to be delivered under Section 7(b) of the Guaranty Agreement on the date required for such delivery; and in each case, such failure shall continue for five (5) Business Days; or

(c) (i) Borrower shall fail to perform or observe any term, covenant, or agreement contained in (x) Section 5.01 (a), (y) Section 5.02 that is not capable of being cured or (z) Section 4(b) of the Pledge Agreement that is not capable of being cured; (ii) Issuer shall fail to perform or observe any term, covenant, or agreement contained in the Issuer Consent in any material respect; or (iii) Guarantor shall fail to perform or observe any term, covenant, or agreement contained in (x) Section 7(a) of the Guaranty Agreement or (y) Section 8 of the Guaranty Agreement that is not capable of being cured;

(d) A Collateral Shortfall shall occur and such shortfall is not cured within the time prescribed in Section 2.08(a); or

(e) Any Loan Party shall fail to perform or observe any other term, covenant or agreement in this Agreement or any other Loan Document (including Section 5.02 herein, Section 4(b) of the Pledge Agreement, and Section 8 of the Guaranty Agreement, in each case, to the extent such failure is capable of being cured) to which such Loan Party is a party (not specified in clauses (a) to (d) above), and such failure continues for ten (10) Business Days; or

(f) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect with respect to any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language) when made or deemed made; or

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(g) (i) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; (ii) any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or (iii) any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(h) (i) any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt owed hereunder and Debt under Swap Agreements) and the aggregate outstanding principal amount for or in respect of all such Debts (including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) is more than $1,000,000 (or $5,000,000 with respect to Guarantor), or (B) fails to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Guaranty to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement ) resulting from (A) any event of default under such Swap Agreement as to which a Loan Party is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which a Loan Party is an Affected Party (as so defined) and, in either event, the swap termination value owed by a Loan Party as a result thereof under all such Swap Agreements is greater than $1,000,000 (or $5,000,000 with respect to Guarantor); or

(i) (i) A Loan Party or any Subsidiary of Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of a Loan Party or any Subsidiary of Borrower and is not released, vacated or fully bonded within 60 days after its issue or levy; (iii) a Loan Party or any Subsidiary of Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iv) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of a Loan Party or any Subsidiary of Borrower and the appointment continues undischarged or unstayed for sixty (60) calendar days; (v) any proceeding under any Debtor Relief Law relating to a Loan Party or any Subsidiary of Borrower or to all or any material part of its property is instituted without the consent of such Loan Party or such Subsidiary of Borrower and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or (vi) a Loan Party or any Subsidiary of Borrower shall take any action to authorize any of the actions set forth above in this Section 6.01(i); or

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(j) there is entered against a Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $5,000,000, and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(k) any Lender Party ceases to have a first priority perfected Lien in the Collateral; or

(l) (i) a formal investigation that could be expected to result in a material adverse effect on any Loan Party by any Governmental Authority in connection with a specific alleged violation or breach of law by any Loan Party has been publicly announced or becomes known to the public; provided, that for the avoidance of doubt any requests for information or inquiries by any Government Authority that are not connected with allegations of a specific violation or breach of law by any Loan Party shall not be covered by this clause (i); (ii) commencement of an official enforcement proceeding or filing of criminal or civil charges against any Loan Party by any Governmental Authority with respect to any violation or breach, by any Loan Party, of any anti-fraud or fiduciary provisions of federal or state securities laws applicable to any Loan Party; or (iii) indictment of any principal officer of any Loan Party, acting in such officer’s capacity as such, for fraud or violation or breach of securities law, rule or regulation;

then, and in any such event, and subject to Section 6.02, Administrative Agent shall at the request of, or may with the consent of, the Required Lenders (i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated; (ii) declare the Loans, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and fees and all such other amounts hereunder and under the Loan Documents shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of any event in Section 6.01(i), (x) the Loans, all accrued interest and all accrued other amounts payable, including fees, under this Agreement and under the other Loan Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) the obligation of each Lender to make Loans shall automatically be terminated; and (iii) exercise any other rights and remedies under any Loan Document, at law or in equity. Borrower will be responsible for any decrease in the value of the Collateral occurring prior to liquidation.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

6.02 Exercise of Remedies by Lenders.

(a) Notwithstanding anything to the contrary in the Agreement, including Section 6.01, but without limiting the obligations of each Lender to indemnify each Agent for fees, expenses and other amounts under the Loan Documents (including without limitation, Sections 2.13(c)(ii) and 8.04(c)), so long as the Hold Amount of each Lead Entity is less than 75% of the Hold Amounts of all Lenders when an Event of Default occurs, each of CS Financial Group and MS Financial Group may (i) declare the commitment of such Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated, (ii) declare the Loans held by such Lender, all accrued interest thereon, all fees and all other accrued amounts payable to such Lender under this Agreement and the other Loan Documents to be forthwith due and payable, (iii) foreclose on the Collateral held in or credited to its Collateral Account, and (iv) exercise other rights and remedies related to the Collateral held in or credited to its Collateral Account under any Loan Document or with respect to the Guaranty pursuant to Section 27 of the Guaranty Agreement, at law or in equity; provided that (x) subject to any intercreditor agreement the CS Financial Group may enter into among themselves, CS shall be permitted to exercise any rights and remedies on behalf of each member (either on behalf of such member individually or together with the other members) of the CS Financial Group in accordance with this clause (a); and (y) subject to any intercreditor agreement the MS Financial Group may enter into among themselves, MS shall be permitted to exercise any rights and remedies on behalf of each member (either on behalf of such member individually or together with the other members) of the MS Financial Group in accordance with this clause (a).

(b) Notwithstanding anything to the contrary in the Agreement but without limiting the obligations of each Lender to indemnify each Agent for fees, expenses and other amounts under the Loan Documents (including without limitation, Sections 2.13(c)(ii) and 8.04(c)), so long as the Hold Amount of either Lead Entity is equal or greater than 75% of the Hold Amounts of all Lenders when an Event of Default occurs, then only such Lead Entity may (x) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated or (y) declare all Loans, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, and no other Lender may unilaterally do either of the foregoing (x) or (y); provided that, each of CS Financial Group and MS Financial Group may, after the acceleration of the Loans, (i) foreclose on the Collateral held in or credited to its Collateral Account, and (ii) exercise other rights and remedies related to the Collateral held in or credited to its Collateral Account under any Loan Document or with respect to the Guaranty pursuant to Section 27 of the Guaranty Agreement, at law or in equity; provided further that (x) subject to any intercreditor agreement the CS Financial Group may enter into among themselves, CS shall be permitted to exercise any rights and remedies on behalf of each member (either on behalf of such member individually or together with the other members) of the CS Financial Group in accordance with this clause (b); and (y) subject to any intercreditor agreement the MS Financial Group may enter into among themselves, MS shall be permitted to exercise any rights and remedies on behalf of each member (either on behalf of such member individually or together with the other members) of the MS Financial Group in accordance with this clause (b).

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c) Amount received by a Lender in exercising its rights and remedies with respect to the Collateral shall be applied in the following order: (i) to any fees, costs, expenses and indemnities payable by Borrower to the Agents under any Loan Document; (ii) to any costs, expenses and indemnities payable by Borrower to such Lender under any Loan Document; (iii) to any accrued and unpaid interest and fees due to such Lender under this Agreement; (iv) to principal payments on the outstanding Loans held by such Lender; and (v) to the extent of any excess, to Administrative Agent to be applied in accordance with Section 2.17(c).

(d) The provisions of this Section 6.02 shall not limit the proviso in the last paragraph of Section 6.01 and are solely for the benefit of the Lender Parties, and no Loan Party shall have any rights as a third party beneficiary of any of such provisions.

6.03 Blocker Sale. Notwithstanding anything to the contrary in the Agreement, in no event shall any Lender Party be entitled to receive, or shall be deemed to receive, after the occurrence and continuation of any Event of Default that has not been waived, any Collateral Shares in connection with the transaction contemplated herein if, immediately upon giving effect to such receipt of such Collateral Shares, (i) such Lender Party’s Beneficial Ownership would be equal to or greater than 7.5% of the outstanding Underlying Equity, (ii) such Lender Party, or any “affiliate” or “associate” of such Lender Party, would be an “interested stockholder” of Borrower, as all such terms are defined in Section 203 of the Delaware General Corporation Law or (iii) such Lender Party, Lender Party Group (as defined below) or any person whose ownership position would be aggregated with that of such Lender Party or Lender Party Group (such Lender Party, Lender Party Group or any such person, a “Lender Person”) under any federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of the Underlying Equity (“Applicable Laws”), owns, beneficially owns, constructively owns, controls (other than solely for perfection purposes, “control” within the meaning of UCC Articles 8 and 9), holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Underlying Equity equal to (x) the number of Underlying Equity that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Lender Person, or could result in an adverse effect on a Lender Person, under Applicable Laws, as determined by such Lender Person in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the Constitutive Documents of Issuer or any contract or agreement to which Issuer is a party, in each case minus (y) 1% of the number of Underlying Equity of Issuer outstanding on the date of determination (each of clause (i), (ii) and (iii) above, an “Ownership Limitation”). If any delivery owed to a Lender Party hereunder is not made, in whole or in part, as a result of an Ownership Limitation, such Lender Party’s right to receive such delivery shall not be extinguished and, pursuant to the Control Agreement, the applicable Lender Party shall instruct the applicable Custodian to make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after such Lender Party gives notice to Borrower that such delivery would not result in any of such Ownership Limitations being breached. “Lender Party Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”)) of Underlying Equity, without duplication, by a Lender Party, together with any of its affiliates or other person subject to aggregation with such Lender Party under Section 13 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which such Lender Party is or may be deemed to be a part (a Lender Party and any such affiliates, persons and groups, collectively, “Lender Party Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number). Notwithstanding anything in the Agreement or any other Loan Document to the contrary, a Lender Party (or the affiliate designated by a Lender Party) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Underlying Equity that such Lender Party (or such affiliate) is not entitled to receive at any time pursuant to this paragraph, until such time as such Underlying Equity are delivered pursuant to this paragraph.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE VII.

ADMINISTRATIVE AGENT

7.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Credit Suisse AG, Cayman Islands Branch to act on its behalf as Administrative Agent and Calculation Agent hereunder and under the other Loan Documents and authorizes each such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower. Upon request of any Agent, each Lender agrees to promptly provide such Agent with such information related to a Collateral Account or any Collateral subject to the control of such Lender. The provisions of this Article are solely for the benefit of the Lender Parties, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

7.02 Rights as a Lender.If the Person serving as an Agent hereunder also acts as a Lender hereunder, it shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or other Affiliate (including Issuer) thereof as if such Person were not an Agent hereunder and without any duty to account therefor to Lenders.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

7.03 Exculpatory Provisions.

(a) Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default exists or an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise, provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; or

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates (including Issuer) that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms, conditions, or provisions set forth herein or in any of the other Loan Documents, or as to the use of the proceeds of the Loans, or as to the existence or possible existence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

7.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, which by its terms must be fulfilled to the satisfaction of a Lender, an Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Any Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

7.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more agents, sub-agents, affiliates or employees appointed by such Agent. Any Agent and any such agents, sub-agent, affiliates or employees may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such agents, sub-agents, affiliates or employees and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as an Agent.

7.06 Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with (and so long as no Default or Event of Default then exists, with approval of) Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by Required Lenders or an appointed successor does not accept such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if Administrative Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that if any Collateral is then held by Administrative Agent on behalf of Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Resignation by Administrative Agent shall also constitute its resignation as L/C Issuer and Calculation Agent.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

7.07 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, performed its own analysis and made its own decision (credit, legal and otherwise) to enter into this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to perform its own analysis and make its own decisions (credit, legal and otherwise) in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

7.08 No Other Duties. Anything herein to the contrary notwithstanding, no Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as such Agent hereunder or thereunder.

7.09 Collateral.

(a) The CS Financial Group will have a first priority Lien in the Collateral held in or credited to the CS Collateral Account, and a second priority Lien in the Collateral held in or credited to the MS Collateral Account. The MS Financial Group will have a first priority Lien in the Collateral held in or credited to the MS Collateral Account, and a second priority Lien in the Collateral held in or credited to the CS Collateral Account. Each Lender Party which has control of Collateral has such control for its own benefit and for the benefit and on behalf of each other Lender Party.

(b) CS, on behalf of itself and the CS Financial Group, hereby appoints MS as its perfection agent for the limited purpose of perfecting the security interest of CS, on behalf of itself and the CS Financial Group, each Agent and L/C Issuer in the Collateral. MS hereby accepts such appointment.

(c) MS, on behalf of itself and the MS Financial Group, hereby appoints CS as its perfection agent for the limited purpose of perfecting the security interest of MS, on behalf of itself and the MS Financial Group, each Agent and L/C Issuer in the Collateral. CS hereby accepts such appointment.

(d) Each Lender in the CS Financial Group appoints Credit Suisse AG, Cayman Islands Branch and any other CS Entity (as CS may designate from time to time), in each case, acting through itself or its Affiliates, as agent for such Lender under the Pledge Agreement and for purposes of acting for the CS Financial Group in accordance with Section 6.02. Credit Suisse AG, Cayman Islands Branch and any other CS Entity (as CS may designate from time to time), in each case, acting through itself or its Affiliates, accepts such appointment, subject to any intercreditor agreements among the CS Financial Group. Credit Suisse AG, Cayman Islands Branch and any other CS Entity (including any Affiliates thereof) shall have all the rights and benefits of an “Agent” under this Article VII (other than Sections 7.06 and 7.10) when acting on behalf of, or as agent for, the CS Financial Group.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(e) Each Lender in the MS Financial Group appoints Morgan Stanley Bank, N.A. and any other MS Entity (as MS may designate from time to time), in each case, acting through itself or its Affiliates, as agent for such Lender under the Pledge Agreement and for purposes of acting for the MS Financial Group in accordance with Section 6.02. Morgan Stanley Bank, N.A. and any other MS Entity (as MS may designate from time to time), in each case, acting through itself or its Affiliates, accepts such appointment, subject to any intercreditor agreements among the MS Financial Group. Morgan Stanley Bank, N.A. and any other MS Entity (including any Affiliates thereof) shall have all the rights and benefits of an “Agent” under this Article VII (other than Sections 7.06 and 7.10) when acting on behalf of, or as agent for, the MS Financial Group.

(f) Furthermore, and without limiting their rights and benefits hereunder, each of Credit Suisse AG, Cayman Islands Branch and Morgan Stanley Bank, N.A. (or any designee of such Person) is appointed by, and agrees to act as agent for, Administrative Agent and L/C Issuer under the Pledge Agreement.

7.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations that are owing and unpaid to Administrative Agent or any other Lender Parties under the Loan Documents and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lender Parties and Administrative Agent and their respective agents and counsel and all other amounts due Lender Parties and Administrative Agent under the Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lender Parties, to pay to Administrative Agent any amount due Administrative Agent under the Loan Documents.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender Party any plan of reorganization, arrangement, adjustment or composition affecting the obligations owed by Borrower hereunder or the rights of any Lender Party or to authorize Administrative Agent to vote in respect of the claim of any Lender Party in any such proceeding.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE VIII.

MISCELLANEOUS

8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing and signed by Required Lenders, the applicable Lender Party, and the applicable Loan Party, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 3.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 6.01) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to adjust the Default Rate or to waive any obligation of Borrower to pay interest at such rate;

(e) (i) change Section 2.19 without the written consent of each Lender; or (ii) change Section 6.02 without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release a substantial portion of the Collateral or release Guarantor from the Guaranty without the written consent of each Lender, except as permitted herein;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by such Agent in addition to Lenders required above, affect the rights or duties of an Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to Borrower or Guarantor, to:

Rentech Nitrogen Holdings, Inc.

10877 Wilshire Blvd., Suite 600

Los Angeles CA 90024

Attention: Dan J. Cohrs

Telephone: 310-571-9800

Fax: 310-208-7165

(ii)	if to Administrative Agent, or Calculation Agent, to:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

10010-3629

New York, New York

Attention: William Brett

Phone: 212-325-0676

Email: list.elo-equ-der@credit-suisse.com

With a copy to:

Candace Sorina

Phone: 212-538-2903

Email: candace.sorina@credit-suisse.com

Lisa Malone

Phone: 212-325-2489

Email: lisa.malone@credit-suisse.com

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

With a copy to:

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, NY 10112

Attention: Craig S. Unterberg

(t) 212.659.4987

(f) 212.884.8206

craig.unterberg@haynesboone.com

(iii)	if to Morgan Stanley Bank, N.A., to:

Morgan Stanley Bank, N. A.

1585 Broadway, 4th Floor

New York, NY 10036

Attention: Joel Carter

Phone: 212-761-3351

Email: Joel.Carter@morganstanley.com

With a copy to:

Morgan Stanley Bank, N. A.

1585 Broadway, 5th Floor

New York, NY 10036

Attention: Anthony Cicia

Phone: 212-761-7959

Email: Anthony.Cicia@morganstanley.com

With a copy to:

elcm@morganstanley.com

(iv) if to any other Lender, to it at its address (or telecopier number) set forth in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Subsection (b) below, shall be effective as provided in such Subsection (b).

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Loan Parties and Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Lender Parties. The Lender Parties shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each other Lender Party and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

8.03 No Waiver; Remedies. No failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof nor shall the single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Lender Party to any other or further action in any circumstances without notice or demand.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.04 Costs and Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent, any other Agent, and their Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent, which shall not exceed $350,000 with respect to the preparation and negotiation of the Loan Documents in connection with the closing of the Facility), and any other Lender Party, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by Administrative Agent, any other Agent, or any other Lender Party (including the fees, charges and disbursements of any counsel for Administrative Agent and any Lender Party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder and the L/C Obligations, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and the L/C Obligations.

(b) Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each other Lender Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its respective Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan, any Letter of Credit or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any Related Party of Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Related Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Subsection (a) or (b) of this Section to be paid by it to an Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this Subsection (c) are subject to the provisions of Section 2.17(c).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, any Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

8.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any other Lender Party, or Administrative Agent or any other Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.06 Assignments and Participations.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender. Any Lender may, with the prior written consent of Administrative Agent and Borrower (such consent not to be unreasonably withheld or delayed), assign to any Person (other than a natural person or any of its Subsidiaries, or Borrower or any of Borrower’s Affiliates (including Issuer)) all or a portion of its rights and obligations under this Agreement (including, but not limited to, all or a portion of the Loans); provided, however, that (i) no consent from Administrative Agent or Borrower shall be required if a Lender assigns all or any portion of its obligations to any other Lender, Administrative Agent or any Affiliate thereof, and (ii) no consent from Borrower shall be required if an Event of Default shall have occurred and is continuing; provided further that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof. The parties to each such assignment shall execute and deliver to Administrative Agent for its acceptance, the Assignment and Assumption, whereupon such assignee, to the extent of the assigned interest, shall be a “Lender” hereunder. Notwithstanding the foregoing, Administrative Agent may withhold its consent to an assignment if Administrative Agent does not approve the proposed assignee. An assignee of a Qualified Lender shall not become a Qualified Lender unless it independently qualifies as such under the definition of “Qualified Lender”, and the Lead Entities may not assign their respective rights and obligations hereunder to the same assignee unless such assignee is a CS Entity or an MS Entity.

(b) Except in the case of an assignment to a Lender or an Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement or if an Event of Default shall have occurred hereunder, the Commitments or Loans of the assigning Lender being assigned to such assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000, unless Administrative Agent otherwise consents.

(c) Subject to acceptance and recording thereof by Administrative Agent, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15, and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (g) of this Section.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(d) Upon its receipt of the Assignment and Assumption executed by an assignor and an assignee, Administrative Agent shall record the information contained therein in the Register and give prompt notice thereof to Borrower.

(e) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates (including Issuer)) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant. Subject to Subsection (g) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13, and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.14 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.

(g) A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.13 unless such Participant agrees, for the benefit of Borrower, to comply with Section 2.13(e) as though it were a Lender.

(h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.06 and subject to the provisions of Section 8.12, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower or any of its Affiliates (including Issuer) furnished to such Lender by or on behalf of Borrower.

(i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

8.07 Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b) Submission to Jurisdiction. Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of the State of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York State court of competent jurisdiction sitting in New York (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or the properties of either such party in the courts of any jurisdiction.

(c) Waiver of Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.07(e).

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.08 Severability. In case any provision in this Agreement or any other Loan Document shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such other Loan Document, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.09 Counterparts; Integration; Effectiveness; Electronic Execution; Securities Contract.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article III, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) Borrower and the Lender Parties acknowledge that this Agreement and the other Loan Documents are a “securities contract”, “swap agreement”, “forward contract”, or “commodity contract” within the meaning of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or thereunder or contemplated hereby or thereby or made, required to be made or contemplated in connection herewith or therewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Sections 362(b)(6), (7), (17) or (27) and Sections 546(e), (f), (g) and (j) of the Bankruptcy Code. The parties further acknowledge that this Agreement and the other Loan Documents are a “master netting agreement” within the meaning of the Bankruptcy Code.

8.10 Survival of Representations. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each other Lender Party, regardless of any investigation made by Administrative Agent or any other Lender Party or on their behalf and notwithstanding that Administrative Agent or any other Lender Party may have had notice or knowledge of any Default or Event of Default at the time of making any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

8.12 Confidentiality. Each of Administrative Agent and the other Lender Parties agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Lender Party on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.13 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Administrative Agent and the other Lender Parties are arm’s-length commercial transactions between Borrower and its Affiliates (including Issuer), on the one hand, and Administrative Agent and its Affiliates and the other Lender Parties, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) Administrative Agent and each other Lender Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates (including Issuer), or any other Person and (ii) Administrative Agent and the other Lender Parties have no any obligation to Borrower or any of its Affiliates (including Issuer) with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Administrative Agent, its Affiliates and the other Lender Parties may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates (including Issuer), and Administrative Agent and the other Lender Parties have no obligations to disclose any of such interests to Borrower or any of its Affiliates (including Issuer). To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent or its Affiliates or any other Lender Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

8.14 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Agent and each other Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Agent or Lender Party or any such Affiliate, to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Agent or Lender Party or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Agent or Lender Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or its Affiliates may have. Each Lender Party agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.15 Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to any Lender Party under this Agreement or any other Loan Document or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following such Lender Party’s receipt of any sum adjudged in the Judgment Currency, such Lender Party, may purchase Dollars with the Judgment Currency, and (b) to indemnify and hold harmless such Lender Party against any deficiency in terms of Dollars in the amounts actually received by such Lender Party following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, shall apply irrespective of any indulgence granted by any Lender Party, and shall survive the termination of this Agreement.

8.16 Headings Descriptive. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

8.17 USA PATRIOT Act Notice. Each Lender Party that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender Party or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower agrees to promptly provide any Lender Party or Administrative Agent with all of the information requested by such Person to the extent such Person deems such information reasonably necessary to identify Borrower in accordance with the Act.

8.18 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

RENTECH NITROGEN HOLDINGS, INC., as Borrower

By:	/s/ Dan J. Cohrs
Name:	Dan. J. Cohrs
Title:	Chief Financial Officer

[Additional signature pages follow]

Signature Page to Credit Agreement

LENDER:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Emilie Blay
Name:	Emilie Blay
Title:	Vice President

By:	/s/ Carole Villoresi
Name:	Carole Villoresi
Title:	Authorized Signatory

[Additional signature pages follow]

Signature Page to Credit Agreement

LENDER:

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Serkan Sarasaglu
Name:	Serkan Sarasaglu
Title:	Vice President

[Additional signature pages follow]

Signature Page to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent and Calculation Agent

By	/s/ Emilie Blay
Name:	Emilie Blay
Title:	Vice President

By:	/s/ Carole Villoresi
Name:	Carole Villoresi
Title:	Authorized Signatory

Signature Page to Credit Agreement